                                                                EXHIBIT 10(t)




                            THORN APPLE VALLEY, INC.


                                 NOTE AGREEMENT


                          DATED AS OF OCTOBER 1, 1994


                          $8,000,000 PRINCIPAL AMOUNT
                               8.42% SENIOR NOTES
                              DUE OCTOBER 1, 2003

                               TABLE OF CONTENTS

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Section 1.  DESCRIPTION OF NOTES AND COMMITMENT

                 1.1  Description of Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
                 1.2  Commitment; Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . .  1

Section 2.  PREPAYMENT OF NOTES

                 2.1  Required Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
                 2.2  Optional and Other Prepayments  . . . . . . . . . . . . . . . . . . . . . . .  2
                 2.3  Notice of Prepayments . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
                 2.4  Surrender of Notes on Prepayment or
                          Exchange  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
                 2.5  Direct Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
                 2.6  Allocation of Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
                 2.7  Payments Due on Saturdays, Sundays and Holidays . . . . . . . . . . . . . . .  4
                 2.8  Interest Adjustment . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

Section 3.  REPRESENTATIONS

                 3.1  Representations of the Company  . . . . . . . . . . . . . . . . . . . . . . .  5
                 3.2  Representations of the Purchaser  . . . . . . . . . . . . . . . . . . . . .   11

Section 4.  CLOSING CONDITIONS

                 4.1  Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . .   12
                 4.2  Legal Opinions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
                 4.3  Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
                 4.4  Payment of Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . .   13
                 4.5  Legality of Investment  . . . . . . . . . . . . . . . . . . . . . . . . . .   13
                 4.6  Private Placement Number  . . . . . . . . . . . . . . . . . . . . . . . . .   13
                 4.7  Accountant's Letter . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
                 4.8  Proceedings and Documents . . . . . . . . . . . . . . . . . . . . . . . . .   13
                 4.9  Receipt of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
                 4.10  Waiver of Conditions . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

Section 5.  INTERPRETATION OF AGREEMENT

                 5.1  Certain Terms Defined . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
                 5.2  Accounting Principles.  . . . . . . . . . . . . . . . . . . . . . . . . . .   22
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                 5.3  Valuation Principles  . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
                 5.4  Direct or Indirect Actions  . . . . . . . . . . . . . . . . . . . . . . . .   22

Section 6.  AFFIRMATIVE COVENANTS

                 6.1   Corporate Existence  . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
                 6.2   Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
                 6.3   Taxes, Claims for Labor and Materials  . . . . . . . . . . . . . . . . . .   23
                 6.4   Maintenance of Properties  . . . . . . . . . . . . . . . . . . . . . . . .   23
                 6.5   Maintenance of Records . . . . . . . . . . . . . . . . . . . . . . . . . .   23
                 6.6   Financial Information and Reports  . . . . . . . . . . . . . . . . . . . .   23
                 6.7   Inspection of Properties and Records . . . . . . . . . . . . . . . . . . .   26
                 6.8   ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
                 6.9   Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
                 6.10  Acquisition of Notes . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
                 6.11  Required Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
                 6.12  NAIC Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28

Section 7.  NEGATIVE COVENANTS

                 7.1  Net Worth . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
                 7.2  Funded Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
                 7.3  Fixed Charge Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
                 7.4  Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
                 7.5  Restricted Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
                 7.6  Merger or Consolidation . . . . . . . . . . . . . . . . . . . . . . . . . .   31
                 7.7  Sale of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
                 7.8  Sale and Lease-Back Transaction . . . . . . . . . . . . . . . . . . . . . .   33
                 7.9  Change in Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
                 7.10 Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . .   33


Section 8.  EVENTS OF DEFAULT AND REMEDIES THEREFOR

                 8.1  Nature of Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
                 8.2  Remedies on Default . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
                 8.3  Annulment of Acceleration of Notes  . . . . . . . . . . . . . . . . . . . .   35
                 8.4  Other Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
                 8.5  Conduct No Waiver; Collection Expenses  . . . . . . . . . . . . . . . . . .   36
                 8.6  Remedies Cumulative . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
                 8.7  Notice of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
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Section 9.   AMENDMENTS, WAIVERS AND CONSENTS

                 9.1  Matters Subject to Modification . . . . . . . . . . . . . . . . . . . . . .   37
                 9.2  Solicitation of Holders of Notes  . . . . . . . . . . . . . . . . . . . . .   37
                 9.3  Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37

Section 10.  FORM OF NOTES, REGISTRATION, TRANSFER, EXCHANGE
             AND REPLACEMENT

                 10.1 Form of Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
                 10.2 Note Register . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
                 10.3 Issuance of New Notes upon Exchange
                          or Transfer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
                 10.4 Replacement of Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . .   38

Section 11.  MISCELLANEOUS

                 11.1 Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
                 11.2 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
                 11.3 Reproduction of Documents . . . . . . . . . . . . . . . . . . . . . . . . .   39
                 11.4 Successors and Assigns  . . . . . . . . . . . . . . . . . . . . . . . . . .   40
                 11.5 Law Governing; Consent to Jurisdiction  . . . . . . . . . . . . . . . . . .   40
                 11.6 Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
                 11.7 Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
                 11.8 Reliance on and Survival of Provisions  . . . . . . . . . . . . . . . . . .   40
                 11.9 Integration and Severability  . . . . . . . . . . . . . . . . . . . . . . .   40

Annex I:         Subsidiaries
Annex II:        Existing Indebtedness
Annex III:       Description of Liens
Annex IV:        Existing Investments
Annex V:         Material Litigation
Annex VI:        Materials Provided to Purchaser
Annex VII:       Environmental Disclosure

Exhibit A:       Form of 8.42% Senior Note, Due October 1, 2003
Exhibit B:       Legal Opinions
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                            THORN APPLE VALLEY, INC.

                                 NOTE AGREEMENT


                                                     Dated as of October 1, 1994


To the Purchaser Named
  in Schedule I Hereto

Ladies and Gentlemen:

         THORN APPLE VALLEY, INC., a Michigan corporation (the "Company"), agrees with you as follows:

Section 1.       DESCRIPTION OF NOTES AND COMMITMENT

         1.1 Description of Notes. The Company has authorized the issuance and sale of $8,000,000 aggregate principal amount of its Senior Notes, to be dated the date of issuance thereof, to bear interest from such date at the rate of 8.42% per annum prior to maturity, payable semi-annually on the first day of April and October of each year, commencing April 1, 1995, and at maturity, to bear interest on overdue principal (including any overdue required or optional prepayment), premium, if any, and (to the extent legally enforceable) on any overdue installment of interest at the greater of (i) the rate of interest publicly announced from time to time by Harris Trust and Savings Bank (or its successors or assigns) as its prime rate plus two percent (2%) or (ii) 10.42% per annum, to be expressed to mature on October 1, 2003 and to be substantially in the form attached as Exhibit A. The term "Notes" as used herein shall include each Note delivered pursuant to this Note Agreement (the "Agreement") and each Note delivered in substitution or exchange therefor and, where applicable, shall include the singular number as well as the plural. Any reference to you in this Agreement shall in all instances be deemed to include any nominee of yours or any separate account on whose behalf you are purchasing Notes. You are sometimes referred to herein as the "Purchaser."

         1.2 Commitment; Closing Date. Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to you, and you agree to purchase from the Company, Notes in the aggregate principal amount set forth opposite your name in the attached Schedule I at the price set forth in Section I at a price of 100% of the principal amount thereof.

         Delivery of and payment for the Notes shall be made at the offices of Gardner, Carton & Douglas, 321 North Clark Street, Quaker Tower, Chicago, Illinois 60610, at 9:00 a.m., Chicago Time, on October 21, 1994, or at such later time or on such later date, as may be mutually agreed upon by the Company and the Purchaser (the "Closing Date"). The Notes will be delivered to you in fully registered form, issued in your name or in the name of your nominee. Delivery of the Notes to you on the Closing Date shall be against payment of the purchase price thereof in federal funds or other funds in U.S. dollars immediately available at the principal office of [First of America Bank, 400 South Main, Royal Oak, Michigan 48067, A.B.A. No. 0720-0091-5,] for deposit in the Company's Account No. 301-135497. If on the Closing Date the Company shall fail to tender the Notes to you, you shall be relieved of all remaining obligations under this Agreement. Nothing in the preceding sentence shall relieve the Company of any liability occasioned by such failure to deliver the Notes.


Section 2.       PREPAYMENT OF NOTES

         2.1 Required Prepayments. Except as set forth in Section 2.2(b) below, no prepayments of the Notes are required.

         2.2 Optional and Other Prepayments. (a) Upon notice as provided in Section 2.3, the Company may prepay the Notes, in whole or in part, at any time, in an amount of not less than $1,000,000 or in integral multiples of $100,000 in excess thereof (or the remaining principal amount of the Notes) at a price of (i) 100% of the principal amount to be prepaid, plus interest accrued thereon to the date of prepayment, if the Reinvestment Yield, on the applicable Determination Date, equals or exceeds the interest rate payable on or in respect of the Notes, or (ii) 100% of the principal amount to be prepaid, plus interest accrued thereon to the date of prepayment, plus a premium, if the Reinvestment Yield, on such Determination Date, is less than the interest rate payable on or in respect of the Notes. The premium shall equal (x) the aggregate present value of the amount of principal being repaid and the present value of the amount of interest (exclusive of interest accrued to the date of prepayment) which would have been payable in respect of such principal absent such prepayment, determined by discounting (semi-annually on the basis of a 360-day year composed of twelve 30-day months) each such amount utilizing an interest factor equal to the Reinvestment Yield, less (y) the principal amount to be prepaid.

         (b) In the event that the Company shall have knowledge of any proposed Change of Control, the Company will give written notice (the "Proposed Change of Control Notice") of such fact to each of the Noteholders. The Proposed Change of Control Notice shall be delivered promptly upon receipt of such knowledge by the Company and shall describe the facts and circumstances of such proposed Change of Control in reasonable detail. In the event that the Change of Control described in the Proposed Change of Control Notice or any other Change of Control shall occur, the Company will give written notice (the "Company Notice") of such fact to the Noteholders. The Company Notice shall be delivered promptly and in any event no later than five Business Days following the occurrence of any Change of Control. The Company Notice shall (i) describe the facts and circumstances of such Change of Control in reasonable detail,
(ii) make reference to this Section 2.2(b) and the right of the Noteholders to require payment on the terms and conditions provided for in this Section 2.2(b), (iii) offer in writing to prepay the outstanding Notes at a price of 100% of the principal amount to be prepaid, plus interest accrued thereon to the date of prepayment and (iv) specify a date for such prepayment, which prepayment date shall be not earlier than 10 days or later than 20 days after the expiration of the 15-day





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period provided in the immediately succeeding sentence (the "Change of Control
Prepayment Date"). Each Noteholder shall have the right to reject such offer and not require payment of the Notes held by such Noteholder by written notice to the Company (the "Noteholder Notice") given within 15 days following receipt of the Company Notice. Failure by any Noteholder to deliver the notice described in the preceding sentence shall be deemed to constitute acceptance of the Company's offer to prepay. The Company shall, on each Change of Control Prepayment Date, make payment on all Notes held by Noteholders who have accepted such offer of prepayment at a price of 100% of the principal amount to be prepaid, plus interest accrued thereon to the date of prepayment.

         Without limiting any of the foregoing, notwithstanding any failure on the part of the Company to give the Company Notice herein required as a result of the occurrence of a Change of Control, each Noteholder shall have the right to require the Company to prepay, and the Company will prepay, such Noteholder's Notes at any time after such Noteholder has actual knowledge of any Change of Control. Notice of any required repayment pursuant to this
Section 2.2(b) shall be delivered by any Noteholder which was entitled to, but did not receive, such Company Notice to the Company within sixty days after such Noteholder has actual knowledge of such Change of Control. On the date (the "Delayed Prepayment Date") designated in such Noteholder's Notice (which shall be not earlier than 20 days nor later than 45 days after the date of such Noteholder's Notice), the Company shall prepay in full all Notes held by such Noteholder at a price of 100% of the principal amount prepaid, plus interest accrued thereon to the date of prepayment. If any Noteholder gives any notice pursuant to this paragraph, the Company shall give a Company Notice within one Business Day of receipt of such notice and identify the Delayed Prepayment Date to all other Noteholders and each of such other Noteholders shall then and thereupon have the rights with respect to the prepayment of its Notes as set forth in this Section 2.2(b); provided that the date for prepayment of such other Noteholder's Notes shall be the Delayed Prepayment Date.

         (c) Any optional prepayment pursuant to Section 2.2(a) or Section 2.2(b) of less than all of the Notes outstanding shall be applied, to reduce payment at maturity.

         (d) Except as provided in this Section 2.2, the Notes shall not be prepayable in whole or in part.

         2.3 Notice of Prepayments. The Company shall give notice of any optional prepayment of the Notes pursuant to Section 2.2(a) to each holder of the Notes not less than 30 days nor more than 60 days before the date fixed for prepayment, specifying (i) such date, (ii) the principal amount of the holder's Notes to be prepaid on such date, and an estimate of the premium, if any, payable with respect thereto, (iii) the Determination Date as of which the premium, if any, will be calculated and (iv) the accrued interest applicable to the prepayment. Notice of prepayment having been so given, the aggregate principal amount of the Notes specified in such notice, together with the premium, if any, and accrued interest thereon shall become due and payable on the prepayment date.

         The Company also shall give notice to each holder of the Notes by telecopy, telegram, telex or other same-day written communication (and the Company shall solicit telephonic confirmation of receipt of such notice), as soon as practicable but in any event not later than the Business Day prior to the prepayment date, of the premium, if any, applicable to such prepayment and the details of the calculations used to determine the amount of such premium.

         2.4     Surrender of Notes on Prepayment or Exchange.  Subject to
Section 2.5, upon any partial prepayment of a Note pursuant to this Section 2 or partial exchange of a Note pursuant to Section 10.3, such Note may, at the option of the holder thereof, (i) be surrendered to the Company pursuant to
Section 10.3 in exchange for a new Note equal to the principal amount remaining unpaid on the surrendered Note, or (ii) be made available to the Company for notation thereon of the portion of the principal so prepaid or exchanged. In case the entire principal amount of any Note is prepaid or exchanged, such Note shall, following such prepayment or exchange, be surrendered to the Company for cancellation and shall not be reissued, and no Note shall be issued in lieu of such Note.

         2.5 Direct Payment. Notwithstanding any other provision contained in the Notes or this Agreement, the Company will pay all sums by 11:00 a.m. Central Time, becoming due on each Note held by you or any subsequent Institutional Holder by wire transfer of immediately available federal funds to such account as you or such subsequent Institutional Holder have designated in
Schedule I, or as you or such subsequent Institutional Holder may otherwise designate by notice to the Company, in each case without presentment and without notations being made thereon, except that any such Note so paid or prepaid in full shall, after payment thereof, be surrendered to the Company for cancellation. Any wire transfer shall identify such payment in the manner set forth in Schedule I and shall identify the payment as principal, premium, if any, and/or interest. You and any subsequent Institutional Holder of a Note to which this Section 2.5 applies agree that, before selling or otherwise transferring any such Note, you or it will make a notation thereon of the aggregate amount of all payments of principal theretofore made and of the date to which interest has been paid.

         2.6 Allocation of Payments. Except in the case of a prepayment pursuant to Section 2.2(b), if less than the entire principal amount of all the Notes outstanding is to be paid, the Company will prorate the aggregate principal amount to be paid among the outstanding Notes in proportion to the unpaid principal.

         2.7 Payments Due on Saturdays, Sundays and Holidays. In any case where the date of any required prepayment of the Notes or any scheduled interest payment date on the Notes or the date fixed for any other payment of any Note or exchange of any Note is not a Business Day, then such payment, prepayment or exchange need not be made on such scheduled date but may be made on the next succeeding Business Day (with interest accrued to the actual payment date), with the same force and effect as if made on the due date.

         2.8 Interest Adjustment. Anything in this Agreement or the Notes to the contrary notwithstanding, in no event shall the Noteholders be entitled to charge or receive interest in excess of twenty-five percent (25%) simple interest per annum. For purposes of this provision, interest shall include any amount, charge, fee, prepayment expense, bonus, points or consideration that is deemed to be interest for purposes of such applicable law.


Section 3.       REPRESENTATIONS

         3.1 Representations of the Company. As an inducement to, and as part of the consideration for, your purchase of the Notes pursuant to this Agreement, the Company represents and warrants to you as follows:

         (a) Corporate Organization and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and as presently proposed to be conducted, to enter into and perform the Agreement and to issue and sell the Notes as contemplated in the Agreement.

         (b) Qualification to Do Business. The Company is duly licensed or qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction where the nature of the business transacted by it or the character of its properties owned or leased makes such qualification or licensing necessary, except where the failure to be so licensed or qualified or in good standing would not materially and adversely affect the condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole.

         (c)     Subsidiaries.  The Company has no Subsidiaries, as defined in
Section 5.1, except those listed in Annex I, which correctly sets forth the jurisdiction of incorporation and the percentage of the outstanding Voting Stock of each Subsidiary which is owned, of record or beneficially, by the Company and/or one or more Subsidiaries. Each Subsidiary has been duly organized, is validly existing and is in good standing under the laws of its jurisdiction of incorporation and is duly licensed or qualified and in good standing as a foreign corporation in each other jurisdiction where the nature of the business transacted by it or the character of its properties owned or leased makes such qualification or licensing necessary, except where the failure to be so licensed or qualified or in good standing would not materially and adversely affect the condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole. A list of Non-Operating Subsidiaries and a list of those jurisdictions wherein each Subsidiary is qualified to do business is set forth in Annex I. Each Subsidiary has full corporate power and authority to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted. The Company and each Subsidiary have good and marketable title to all of the shares they purport to own of the capital stock of each Subsidiary, free and clear in each case of any lien or encumbrance, and all such shares have been duly issued and are fully paid and nonassessable. The Non-Operating Subsidiaries have no assets and no operations of a material nature.

         (d) Financial Statements. The consolidated balance sheets of the Company and its Subsidiaries as of May 27, 1994, May 28, 1993, May 29, 1992 and May 31, 1991, and the related consolidated statements of income, shareholders' equity and cash flows for the years ended

May 27, 1994, May 28, 1993, May 29, 1992 and May 31, 1991, accompanied by the report and unqualified opinion of Coopers & Lybrand, independent certified public accountants, copies of which have heretofore been delivered to you were prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved (except as otherwise noted therein) and present fairly the consolidated financial condition and consolidated results of operations and cash flows of the Company and its Subsidiaries for and as of the end of each of such years.

         (e) No Contingent Liabilities or Adverse Changes. Neither the Company nor any of its Subsidiaries had, as of the respective dates of the financial statements described in the foregoing paragraph (d) of this Section 3.1, any contingent liabilities which are material to the Company and its Subsidiaries taken as a whole other than as indicated on the financial statements described in the foregoing paragraph (d) of this Section 3.1, and since May 27, 1994, there have been no material adverse changes in the condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole.

         (f) No Pending Litigation or Proceedings. Except as set forth in Annex V hereto, there are no actions, suits or proceedings pending or threatened against or affecting the Company or any of its Subsidiaries, at law or in equity or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined against the Company or any Subsidiary, might result, either individually or in the aggregate, in any material adverse change in the business, Properties, profits and prospects, operations or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole or on the Company's ability to perform its obligations under this Agreement or the Notes.

         (g) Compliance with Law. (i) Neither the Company nor any of its Subsidiaries is: (x) in default with respect to any order, writ, injunction or decree of any court to which it is a named party; or (y) in default under any law, rule, regulation, approval, ordinance or order, relating to its or their respective businesses, the sanctions and penalties resulting from which defaults described in clauses (x) and (y), if applied individually or in the aggregate, might have a material adverse effect on the business, Properties, profits and prospects, operations, assets or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole, or on the Company's ability to perform its obligations under this Agreement or the Notes.

                 (ii) Neither the Company nor any Subsidiary nor any Affiliate of the Company is an entity defined as a "designated national" within the meaning of the Foreign Assets Control Regulations, 31 C.F.R. Chapter V, or for any other reason, subject to any restriction or prohibition under, or is in violation in any material respect of, any Federal statute or Presidential Executive Order, or any rules or regulations of any department, agency or administrative body promulgated under any such statute or Order, concerning trade or other relations with any foreign country or any citizen or national thereof or the ownership or operation of any property.

         (h) Pension Reform Act of 1974. The Internal Revenue Service has issued a determination that each "employee pension benefit plan," as defined in
Section 3 of the

Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Plan"), established, maintained or contributed to by the Company or any Subsidiary has been qualified under Section 401(a) and related provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and that each related trust or custodial account is exempt from taxation under Section 501(a) of the Code. All Plans of the Company or any Subsidiary comply in all material respects with ERISA and other applicable laws. There exist with respect to the Company or any Subsidiary no "multi-employer plans," as defined in the Multi-employer Pension Plan Amendments Act of 1980, for which a material withdrawal or termination liability may be incurred. There exist with respect to all Plans or trusts established or maintained by the Company or any
Subsidiary: (i) no material accumulated funding deficiency within the meaning of ERISA; (ii) no termination of any Plan or trust which would result in any material liability to the Pension Benefit Guaranty Corporation ("PBGC") or any "reportable event," as that term is defined in ERISA, which is likely to constitute grounds for termination of any Plan or trust by the PBGC; and (iii) no "prohibited transaction," as that term is defined in ERISA, which is likely to subject any Plan, trust or party dealing with any such Plan or trust to any material tax or penalty on prohibited transactions imposed by Section 4975 of the Code. The present value of vested benefits under Plans of the Company and its Subsidiaries does not materially exceed the value of Plan assets. The Company and its Subsidiaries are in full compliance with all filing requirements of ERISA.

         (i) Title to Properties. The Company and each Subsidiary has (i) good title in fee simple or its equivalent under applicable law to all the real property owned by it which is material to the business, Properties, profits and prospects, operations or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole and (ii) good title to all other Property owned by it which is material to the business, Properties, profits and prospects, operations or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole, in each case free from all Liens except (x) those securing Indebtedness of the Company or a Subsidiary, which are listed in the attached Annex II and Annex III and (y) other Liens that would be permitted pursuant to Section 7.4.

         (j) Leases. The Company and each Subsidiary enjoy peaceful and undisturbed possession under all leases under which the Company or such Subsidiary is a lessee or is operating which are material to the business, Properties, profits and prospects, operations or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole. None of such leases contains any provision which might materially and adversely affect the operation or use of the property so leased. All of such leases are valid and subsisting and neither the Company nor any Subsidiary is in default with respect to any leases which are material, individually or in the aggregate, to the business, Properties, profits and prospects, operations or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole or on the Company's ability to perform its obligations under this Agreement or the Notes.

         (k) Franchises, Patents, Trademarks and Other Rights. The Company and each Subsidiary have all franchises, permits, approvals, validations, licenses and other authority, necessary to carry on their businesses as now being conducted and as proposed to be conducted, and none are in default under any of such franchises, permits, approvals, validations, licenses or other authority which are, individually or in the aggregate, material to their businesses, Properties, profits and prospects, operations or condition, financial or otherwise or on the Company's ability to perform its obligations under this Agreement or the Notes. The Company and each Subsidiary own or possess all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect to the foregoing necessary for the present conduct of their businesses, without any known conflict with the rights of others which, if determined against the Company or any Subsidiary, might result, either individually or in the aggregate, in any material adverse change in their business, Properties, profits and prospects, operations or condition, financial or otherwise of the Company and its Subsidiaries taken as a whole or on the Company's ability to perform its obligations under this Agreement or the Notes.

         (l) Status of Notes and Sale of Notes. This Agreement and the Notes have been duly authorized on the part of the Company and will constitute, when executed and delivered, the legal, valid and binding obligations of the Company, enforceable in accordance with their terms, except to the extent that enforcement of this Agreement and the Notes may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application relating to or affecting the enforcement of the rights of creditors or by equitable principles, regardless of whether enforcement is sought in equity or at law. The sale of the Notes and compliance by the Company with all of the provisions of this Agreement and of the Notes (i) are within the corporate powers of the Company, (ii) have been duly authorized by proper corporate action and (iii) are legal, will not violate any provisions of any law or regulation or order of any court, governmental authority or agency and will not result in any breach of any of the provisions of, or constitute a default under, or result in the creation of any Lien on any property of the Company or any Subsidiary under the provisions of, any charter document, by-law, loan agreement or other material agreement or instrument to which the Company or any Subsidiary is a party or by which any of them or their property may be bound. With respect solely to matters of federal, state and local securities law, the Company has relied in making its representations in this paragraph (l) in part upon representations of the Purchaser in this Agreement.

         (m) No Defaults; Outstanding Indebtedness. No event has occurred and no condition exists which, upon the execution of this Agreement or the issuance of the Notes, would constitute an Event of Default, or with the lapse of time or the giving of notice or both would become an Event of Default, under this Agreement. Neither the Company nor any Subsidiary is in default under any charter document, by-law, loan agreement or other material agreement or material instrument to which it is a party or by which it or its property may be bound, nor has the Company or any Subsidiary obtained any waivers with respect to any such defaults under any loan agreements or other agreements or instruments. A summary of all of the outstanding Indebtedness, the current outstanding principal amount of which exceeds $100,000 of the Company and its Subsidiaries, is attached hereto as Annex II.

         (n) Governmental Consent. Neither the nature of the Company or any of its Subsidiaries, their respective businesses or properties, nor any relationship between the Company or any of its Subsidiaries and any other Person, nor any circumstances in connection with the offer, issue, sale or delivery of the Notes is such as to require a consent, approval or authorization of, or withholding of objection on the part of, or filing, registration or qualification with, any governmental authority on the part of the Company in connection with the execution and delivery of this Agreement or the offer, issue, sale or delivery of the Notes. With respect to solely matters of federal, state and local securities law, the Company has relied in making its representations in this paragraph (n) in part upon representations of the Purchaser in this Agreement.

         (o) Taxes. All tax returns required to be filed by the Company or any Subsidiary in any jurisdiction have been filed, and all taxes, assessments, fees and other governmental charges upon the Company or any Subsidiary, or upon any of their respective properties, income or franchises, which are due and payable, have been paid timely or within appropriate extension periods or are being contested in good faith by appropriate proceedings, except for failures to file for or pay certain state or local sales taxes and where such failures would not, individually or in the aggregate, have a material adverse effect on the Company's business, Properties, or condition, financial or otherwise. The Company does not know of any proposed additional tax assessment against it or any Subsidiary for which adequate reserves have not been provided for on its books. The federal income tax liability of the Company and its Subsidiaries has been finally determined by the Internal Revenue Service and satisfied for all taxable years up to and including the taxable year ended May 31, 1991 and no controversy in respect of additional taxes due since such date is pending or to the Company's knowledge threatened, except as described on Schedule 3.1P(o) attached hereto. The provisions for taxes on the books of the Company and each Subsidiary are, in the opinion of the Company, adequate for all open years and for the current fiscal period.

         (p) Status under Certain Statutes. Neither the Company nor any Subsidiary is: (i) a "public utility company" or a "holding company," or an "affiliate" or a "subsidiary company" of a "holding company," or an "affiliate" of such a "subsidiary company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) a "public utility" as defined in the Federal Power Act, as amended, or (iii) required to be registered as an "investment company" or an "affiliated person" thereof or an "affiliated person" of any such "affiliated person," as such terms are defined in the Investment Company Act of 1940, as amended.

         (q) Private Offering. Neither National City Investments Corporation (the only Person authorized or employed by the Company as agent, broker, dealer or otherwise in connection with the offering of the Notes or any similar security of the Company) based upon a letter dated October 19, 1994 from National City Investments Corporation to the Company nor the Company has offered any of the Notes or any similar security of the Company for sale to, or solicited offers to buy any thereof from, or otherwise approached or negotiated with respect thereto with, any prospective purchaser, other than the Purchaser, who is an "accredited investor" within the meaning of Regulation D under the Securities Act, and who was offered all or a portion of the Notes at private sale for investment. Neither the Company nor anyone acting on its authorization will offer the Notes or any part thereof or any similar securities for issue or sale to, or solicit any offer to acquire any of the same from, anyone so as to bring the issuance and sale of the Notes within the provisions of Section 5 of the Securities Act.

         (r) Effect of Other Instruments. Neither the Company nor any Subsidiary is bound by any agreement, instrument, decree, order or subject to any charter or other corporate restriction which materially and adversely affects the business, Properties, profits and prospects, operations, or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole or the Company's ability to perform its obligations under this Agreement or the Notes.

         (s) Use of Proceeds. The Company presently intends to apply the proceeds from the sale of the Notes for general working capital purposes. None of the transactions contemplated in this Agreement to be performed by the Company (including, without limitation thereof, the use of the proceeds from the sale of the Notes) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System (12 C.F.R., Chapter II). None of the proceeds from the sale of the Notes will be used to purchase or carry or refinance any borrowing the proceeds of which were used to purchase or carry any "margin stock" or "margin security" in violation of Regulations G, T, U or X.

         (t) Condition of Property. All of the facilities of the Company and each of its Subsidiaries which are material to the business, Properties, profits and prospects, operations or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole are in sound operating condition and repair in all material respects except for such facilities being repaired in the ordinary course of business or facilities which individually or in the aggregate are not material to the business, Properties, profits and prospects, operations, or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole or on the Company's ability to perform its obligations under this Agreement or the Notes.

         (u)     Books and Records.  The Company and each of its Subsidiaries
(i) maintain books, records and accounts in reasonable detail which accurately and fairly reflect their respective transactions and business affairs, and (ii) maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are executed in accordance with management's general or specific authorization and to permit preparation of financial statements in accordance with generally accepted accounting principles.

         (v) Full Disclosure. Neither the financial statements referred to in paragraph (d) of this Section 3.1, nor this Agreement, nor any other document listed in Annex VI hereto furnished by the Company to you in connection with the negotiation of the sale of the Notes, taken together, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading in light of the circumstances under which they were made. There is no fact known, or which, with reasonable diligence would be known, by the Company which the Company has not disclosed to you in writing which has a material adverse effect on or, so far as the Company can now foresee, will have a material adverse effect on the business, Property, profits and prospects, operations or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole or the ability of the Company to perform its obligations under this Agreement and the Notes.

         (w) Environmental Compliance. Except as disclosed in Annex VII hereto, the Company and each Subsidiary (i) is in compliance in all material respects with all applicable environmental, transportation, health and safety statutes and regulations, including, without limitation, regulations promulgated under the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section Section 6901 et seq. and the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. 9601, et. seq., and (ii) has not acquired, incurred or assumed, directly or indirectly, any material contingent liability in connection with the release or storage of any toxic or hazardous waste or substance into the environment. Except as discussed on Annex VII hereto, the Company has not incurred any material liability pursuant to any environmental indemnity agreements to which it is a party or with respect to which it has entered into a Guaranty. Except as discussed in Annex VII hereto, the Company and its Subsidiaries have not acquired, incurred or assumed, directly or indirectly, any material contingent liability in connection with a release or other discharge of any hazardous, toxic or waste material, including petroleum, on, in, under or into the environment surrounding any property owned, used or leased by any of them.

         3.2 Representations of the Purchaser. You represent, and in entering into this Agreement the Company understands, that (i) you are an Institutional Holder and an "accredited investor" within the meaning of Regulation D under the Securities Act, (ii) you are acquiring Notes for the purpose of investment for your own account and not with a view to the distribution thereof, and (iii) you have no present intention of selling, negotiating or otherwise disposing of the Notes; provided that the disposition of your property shall at all times be and remain within your control, subject, however, to compliance with Federal, state and local securities laws. You acknowledge that the Notes have not been registered under the Securities Act or the laws of any state and you understand that the Notes must be held indefinitely unless they are subsequently registered under the Securities Act or the laws of any state, if applicable, or an exemption from such registration is available. You have been advised that the Company does not contemplate registering, and is not legally required to register, the Notes under the Securities Act.

         To the knowledge of the Purchaser, the acquisition of the Notes by the Purchaser shall constitute a legal investment as of the Closing Date under the laws and regulations of the State of Illinois (without any resort to any "basket" or "leeway" provision which permits the making of an investment without restriction as to the character of the investment being made) and such acquisition shall not subject the Purchaser to any penalty or other onerous condition in or pursuant to any such law or regulation.

         You further represent that either: (i) no part of the funds to be used by you to purchase the Notes will constitute assets allocated to any separate account maintained by you; or (ii) no part of the funds to be used by you to purchase the Notes will constitute assets allocated to any separate account maintained by you such that the application of such funds will constitute a prohibited transaction under Section 406 of ERISA; or (iii) all or a part of such funds will constitute assets of one or more separate accounts maintained by you, and you have disclosed to the Company the names of such employee benefit plans whose assets in such separate account or accounts exceed 10% of the total assets or are expected to exceed 10% of the total assets of such account or accounts as of the date of such purchase and the Company has advised you in writing that the

Company is not a party-in-interest nor are the Notes employer securities with respect to the particular employee benefit plans disclosed to the Company by you as aforesaid (for the purpose of this clause (iii), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan). As used herein, the terms "separate account," "party-in-interest," "employer securities," and "employee benefit plan" have the meanings assigned to them in ERISA.


Section 4.       CLOSING CONDITIONS

         Your obligation to purchase the Notes on the Closing Date and the Company's obligation to sell the Notes shall be subject to the performance by the Company and the Purchaser, respectively, of their agreements hereunder, which are to be performed at or prior to the time of delivery of the Notes, and to the following conditions to be satisfied on or before the Closing Date:

         4.1 Representations and Warranties. The representations and warranties of the Company contained in this Agreement or otherwise made in writing in connection herewith shall be true and correct in all material respects on or as of the Closing Date and the Company shall have delivered to you a certificate to such effect, dated the Closing Date and executed by the President or the chief financial officer of the Company based upon such officer's respective knowledge, after due inquiry.

         4.2 Legal Opinions. You shall have received from Gardner, Carton & Douglas, who is acting as your special counsel in this transaction, from Louis Glazier, Executive Vice President Finance and Administration and Chief Financial Officer of the Company, and from Honigman, Miller, Schwartz and Cohn, counsel for the Company, their respective opinions, dated as of the Closing Date, in form and substance satisfactory to you and covering substantially the matters set forth or provided in the attached Exhibit B.

         4.3 Events of Default. No event shall have occurred and be continuing on the Closing Date which would constitute an Event of Default, as defined in Section 8.1, or with notice or lapse of time or both would become such an Event of Default, and the Company shall have delivered to you a certificate to such effect, dated the Closing Date and executed by the President or the chief financial officer of the Company and based on such officer's respective knowledge, after due inquiry.

         4.4 Payment of Fees and Expenses. The Company shall have paid all fees, expenses, costs and charges, including the fees and expenses of your special counsel, incident to the proceedings in connection with, and transactions contemplated by, this Agreement and the Notes.

         4.5 Legality of Investment. Your acquisition of the Notes shall constitute a legal investment as the Closing Date under the laws and regulations of each jurisdiction to which you may be subject (without resort to any "basket" or "leeway" provision which permits the making of an investment without restriction as to the character of the particular investment being made),
and such acquisition shall not subject you to any penalty or other onerous condition in or pursuant to any such law or regulation.

         4.6 Private Placement Number. A private placement number shall have been obtained from Standard & Poor's Corporation.

         4.7 Accountant's Letter. You shall have received, dated the Closing Date, a letter from the Company's independent certified public accountants acknowledging that you may rely on their opinion accompanying the audited financial statements referred to in Section 3.1(d).

         4.8 Proceedings and Documents. All proceedings taken in connection with the transactions contemplated by this Agreement, and all documents necessary to the consummation of such transactions shall be satisfactory in form and substance to you and your special counsel, and you and your special counsel shall have received copies (executed or certified as may be appropriate) of all legal documents or proceedings which you and they may reasonably request. You shall have provided written wire instructions, executed by an officer of the Company, directing the Purchasers as to the bank in which the purchase price of the Notes shall be deposited.

         4.9 Receipt of Proceeds. The Company shall have received the purchase price of the Notes, specified in Section 1.2.

         4.10 Waiver of Conditions. If on the Closing Date the Company fails to tender to you the Notes to be issued on such date or if the conditions specified in Sections 4.1 through 4.8 have not been fulfilled, you may thereupon elect to be relieved of all further obligations under this Agreement. Without limiting the foregoing, if the conditions specified in Sections 4.1 through 4.8 have not been fulfilled, you may waive compliance by the Company with any such condition to such extent as you may in your sole discretion determine. Nothing in this Section 4.10 shall operate to relieve the Company of any of its obligations hereunder or to waive any of your rights against the Company.


Section 5.       INTERPRETATION OF AGREEMENT

         5.1 Certain Terms Defined. The terms hereinafter set forth when used in this Agreement shall have the following meanings:

         Affiliate - Any Person (other than a Wholly-Owned Subsidiary) (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company, (ii) which beneficially owns or holds 5% or more of any class of the Voting Stock of the Company or any Subsidiary or (iii) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% of the equity interest) of which is beneficially owned or held by the Company or a Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         Agreement  - As defined in Section 1.1.

         Beneficial Ownership - As defined in Rule 13d-3 under the Exchange Act.

         Business Day - A day other than a Saturday, Sunday or a legal holiday or any other day on which banking institutions in Chicago, Illinois or Royal Oak, Michigan are authorized by law to close.

         Capitalized Lease - Any lease the obligation for Rentals with respect to which, in accordance with generally accepted accounting principles, would be required to be capitalized on a balance sheet of the lessee.

         Change of Control - (a) The acquisition, through purchase or otherwise (including the agreement to act in concert without more), by any Person (other than Designated Persons) or group of Persons acting in concert (other than Designated Persons), directly or indirectly, in one or more transactions, of Beneficial Ownership or control of securities representing more than 50% of the combined voting power of the Company's Voting Stock; or

         (b) The distribution by the Company of cash, securities or other properties (other than regular periodic cash dividends at a rate which is substantially consistent with past practice, including with respect to increases in dividends, and other than Common Stock or rights to acquire Common Stock) to holders of capital stock (including by means of dividend, reclassification, recapitalization or otherwise) which, together with all other such distributions during the 365-day period preceding the date of such distribution, has an aggregate fair market value in excess of an amount equal to 30% of the fair market value of the Voting Stock of the Company outstanding on the date immediately prior to such distribution.

         A merger or consolidation pursuant to Section 7.6 with respect to which the Voting Stock of the surviving corporation is more than 50% owned by a Person or group of Persons acting in concert (other than Designated Persons) who did not own such Voting Stock prior to such merger or consolidation shall constitute a "Change of Control."

         Closing Date - As defined in Section 1.2.

         Code - As defined in Section 3.1(h).

         Consolidated Fixed Charges - For any period, the sum of: (i) Consolidated Interest Expense for such period and (ii) Rentals of the Company and its Subsidiaries under all leases other than Capitalized Leases.

         Consolidated Funded Debt - For any period, Funded Debt of the Company and its Subsidiaries.

         Consolidated Income Available for Fixed Charges - For any period, the sum of (i) Consolidated Net Income for such period, plus (to the extent deducted in determining Consolidated Net Income), (ii) all provisions for any federal, state, or other income taxes made by the Company and its Subsidiaries during such period and (iii) Consolidated Fixed Charges.

         Consolidated Interest Expense - The interest expense (including capitalized and noncapitalized interest, the interest component of Rentals under Capitalized Leases and any expense associated with the termination of a swap arrangement) of the Company and its Subsidiaries on a consolidated basis for any period.

         Consolidated Net Income - For any period, the gross revenues of the Company and its Subsidiaries for such period less all expenses and other proper charges (including taxes on income), determined on a consolidated basis after eliminating earnings or losses attributable to outstanding Minority Interests, but excluding in any event:

         (a) any extraordinary or non-recurring items, any taxes on excluded gains and any tax deductions or credits on account of any excluded losses;

         (b)     the proceeds of any life insurance policy;

         (c) net earnings and losses of any Subsidiary accrued prior to the date it became a Subsidiary;

         (d) net earnings and losses of any corporation (other than a Subsidiary), substantially all the assets of which have been acquired in any manner by the Company or any Subsidiary, realized by such corporation prior to the date of such acquisition;

         (e) net earnings and losses of any corporation (other than a Subsidiary) with which the Company or a Subsidiary shall have consolidated or which shall have merged into or with the Company or a Subsidiary prior to the date of such consolidation or merger;

         (f) net earnings of any business entity (other than a Subsidiary) in which the Company or any Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Company or such Subsidiary in the form of cash or other equivalent distributions;

         (g) any portion of the net earnings of any Subsidiary which for any reason is unavailable for payment of dividends to the Company or any other Subsidiary;

         (h) earnings or losses resulting from any reappraisal, re-evaluation, write-up or write-down of assets;

         (i) any deferred or other credit representing any excess of the equity in any Subsidiary at the date of acquisition thereof on or after the Closing Date over the amount invested in such Subsidiary;

         (j) any gain arising from the acquisition of any securities of the Company or any Subsidiary; or

         (k) any reversal of any contingency reserve, except to the extent that provision for such contingency reserve shall have been made from income arising during such period.

         Consolidated Tangible Net Worth - The consolidated shareholders' equity (including preferred stock other than preferred stock which would be characterized as Indebtedness under generally accepted accounting principles and excluding Minority Interests) of the Company and its Subsidiaries determined in accordance with generally accepted accounting principles, less all goodwill, trade names, trademarks, patents, organization expense, unamortized debt discount and expense and other similar intangibles properly classified as intangibles in accordance with generally accepted accounting principles and incurred after December 10, 1993.

         Consolidated Total Assets - The consolidated total assets of the Company and its Subsidiaries determined in accordance with generally accepted accounting principles.

         Consolidated Total Capitalization - The sum of Consolidated Tangible Net Worth and Consolidated Funded Debt.

         Current Debt - All Indebtedness for borrowed money incurred under a credit line or other facility providing for borrowings, the final maturity of which Indebtedness is one year or less from the date of determination.

         Default - Any event which, with the giving of notice or the passage of time or both, would constitute an Event of Default.

         Designated Persons - A "Designated Person" shall include:

         (a) (i) Henry S. Dorfman, Marla Dorfman, Gayle Weiss, Carolyn Dorfman and Joel Dorfman; (ii) the estates of the Persons set forth in clause
(i); and (iii) an inter vivos or testamentary trusts the beneficiaries of which are one or more Persons falling within the scope of clauses (i) or (ii) above;

         (b) Joel Dorfman, Henry S. Dorfman, Louis Glazier, Arnold S. Mikelberg, Keith Jahnke and Edward Boan;

         (c) a group of Persons fifty percent or more are comprised of Persons set forth in paragraphs (a) and/or (b) above; or

         (d) an Employee Stock Ownership Plan as defined in Section 4975(e)(7) of the Code.

         Determination Date - The (i) Business Day two Business Days before the date fixed for a prepayment pursuant to a notice required by Section 2.2(a) or
(ii) the date of any acceleration pursuant to Section 8.2.

         ERISA - As defined in Section 3.1(h).

         Event of Default - As defined in Section 8.1.

         Exchange Act - The Securities Exchange Act of 1934, as amended, and as it may be further amended from time to time.

         Funded Debt - All Indebtedness which would, in accordance with generally accepted accounting principles, constitute long-term Indebtedness, including, but not limited to, (a) any Indebtedness with a maturity more than one year after the creation of such Indebtedness, (b) without duplication, any portion of Indebtedness described in clause (a) included in current liabilities, (c) any Indebtedness outstanding under a revolving credit or similar agreement providing for borrowings (and renewals and extensions thereof) over a period of more than one year notwithstanding that any such Indebtedness may be payable on demand or within one year after the creation thereof, (d) any Capitalized Lease obligation, (e) any Guarantee with respect to Funded Debt of another Person and (f) the amount by which outstanding Current Debt exceeds $10,000,000 at the last day of the thirty day period within the previous twelve months in which said Current Debt is at its lowest level.

         Guaranties - All obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection or obligations incurred in the ordinary course of business in connection with repurchase agreements) of a Person guaranteeing or, in effect, guaranteeing any Indebtedness, dividend or other obligation, of any other Person in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness or obligation, or (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (iii) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation, or (iv) otherwise to assure the owner of the Indebtedness or obligation against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

         Indebtedness - (i) All items of borrowings, including Capitalized Leases, which in accordance with generally accepted accounting principles would be included in determining total liabilities as shown on the liability side of a balance sheet as of the date at which Indebtedness is to be determined, (ii) all Guaranties (other than Guaranties of Indebtedness of the Company or a Wholly-Owned Subsidiary by a Subsidiary, or of a Wholly-Owned Subsidiary by the Company or a Subsidiary), letters of credit and endorsements (other than of notes, bills and checks presented to banks for collection or deposit in the ordinary course of business), in each case to support Indebtedness of other Persons; and (iii) all items of borrowings secured by any mortgage, pledge or Lien existing on property owned subject to such mortgage, pledge, or Lien, whether or not the borrowings secured thereby shall have been assumed by the Company or any Subsidiary.

         Institutional Holder - Any bank, trust company, insurance company, pension fund, mutual fund or other similar financial institution which meets the requirements of a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act, which is or becomes a holder of any Note.

         Investments - All investments made, in cash or by delivery of property, directly or indirectly, in any Person, whether by acquisition of shares of capital stock, indebtedness or other obligations or securities or by loan, advance, capital contribution or otherwise; provided, however, that "Investments" shall not mean or include routine investments in property to be used or consumed in the ordinary course of business.

         Lien - Any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including any agreement to grant any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to file any financing statement under the Uniform Commercial Code of any jurisdiction in connection with any of the foregoing.

         Majority-Owned Subsidiary - When applied to a Subsidiary, any Subsidiary 80% or more of the Voting Stock of which is owned by the Company or a Majority-Owned Subsidiary (other than Voting Stock required to be held as director's qualifying stock).

         Material Work Stoppage - A cessation or interruption of work by a unified group of employees of the Company or its Subsidiaries arising from or in connection with a labor dispute which causes Consolidated Income Available for Fixed Charges during any quarter in which such work interruption occurs to decline 10% or more from Consolidated Income Available for Fixed Charges for the same fiscal quarter of the prior fiscal year.

         Minority Interests - Capital stock of any Subsidiary not owned by the Company or any Subsidiary.

         Non-Operating Subsidiaries - Crown West, Inc., Gunsberg Corned Beef Company, Miller's Transport, Inc. and Thorn Apple Valley Foreign Sales Corporation; provided, however, that the foregoing corporations shall not be Non-Operating Subsidiaries at any time as any of such corporations conducts operations or owns assets of a material nature.

         Noteholder - Any holder of a Note.

         PBGC - As defined in Section 3.1(h).

         Permitted Investments - The following Investments of the Company and its Subsidiaries:

         (a)     Existing Investments described in Annex IV hereto;

         (b) Investments in commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition by the Company or any Subsidiary, is accorded at least an "A-1" rating by Standard & Poor's Corporation or a "P-1" rating by Moody's Investors Service, Inc.;

         (c) Investments in direct obligations of the United States of America, or any agency thereof the obligations of which are guaranteed by the United States of America, maturing in twelve months or less from the date of acquisition thereof;

         (d) Investments in certificates of deposit, repurchase agreements or bankers acceptances, maturing within one year from the date of origin, issued by a bank organized under the laws of the United States or any state thereof, having capital, surplus and undivided profits aggregating at least $100,000,000;

         (e) Investments in "money market" preferred stock rated "A" or better by Standard & Poor's Corporation or by Moody's Investors Services, Inc.;

         (f) Tax-exempt floating rate option tender bonds backed by an irrevocable letter of credit issued by a bank the long-term debt rating of which is at least "AA" by Standard & Poor's Corporation or "Aa" by Moody's Investors Service, Inc.;

         (g) Investments in Subsidiaries which operate principally in lines of business similar to lines of business of the Company or its Subsidiaries existing on the Closing Date;

         (h) Investments in capital stock of the Company in an amount not to exceed $20,000,000; and

         (i) Investments in or commitments to purchase foreign currency; provided that such Investment is made solely to the extent that the Company and its Subsidiaries are obligated to make payments to other Persons in such foreign currency.

         In valuing any Investments for the purpose of applying the limitations set forth above, such Investments shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation therein, but less any amount repaid or recovered on account of capital or principal.

         For purposes of this definition, at any time when a corporation becomes a Subsidiary, all investments of such corporation at such time shall be deemed to have been made by such corporation, as a Subsidiary, at such time, provided, however, that the Company shall have 60 days to dispose of any such investments which are not permitted above.

         Person - Any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         Plan - As defined in Section 3.1(h).

         Property - Any real or personal or tangible or intangible asset.

         Reinvestment Yield - The sum of (i) the yield set forth on page "USD" of the Bloomberg Financial Markets Service at 11:00 a.m. Central Time on the Determination Date opposite the maturity of the U.S. Treasury Security corresponding to the Weighted Average Life to Maturity, rounded to the nearest month, of the principal amount of the Notes to be prepaid, plus (ii) .50 of 1%. If no maturity exactly corresponding to such rounded Weighted Average Life to Maturity shall appear therein, yields for the two most closely corresponding published maturities (one of which occurs prior and the other subsequent to the Weighted Average Life to Maturity) shall be calculated pursuant to the foregoing sentence and the Reinvestment Yield shall be interpolated from such yields on a straight-line basis (rounding in each of such relevant periods, to the nearest month). In the event that the Bloomberg Financial Markets Service is no longer available, Noteholders holding at least 66-2/3% of the outstanding principal amount of the Notes shall select a replacement entity offering a comparable service.

         Rentals - As of the date of any determination thereof, all fixed payments (including all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or a Subsidiary, as lessee or sublessee under a lease of real or personal property, but exclusive of any amounts required to be paid by the Company or a Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes, assessments, amortization and similar charges.

         Sale and Lease-Back Transaction - Any arrangement, directly or indirectly, with any Person whereby a seller or a transferor shall sell or otherwise transfer any real or personal property and then or thereafter lease (whether or not a Capitalized Lease), or repurchase under an extended purchase contract, the same or similar property from the purchaser or the transferee of such property.

         Securities Act - The Securities Act of 1933, as amended, and as it may be further amended from time to time.

         Subordinated Debt - Any Indebtedness which, by its terms, is expressly subordinated in right of payment to the Notes.

         Subsidiary - Any corporation other than a Non-Operating Subsidiary of which more than 50% of the outstanding shares of Voting Stock are owned or controlled by the Company.

         Voting Stock - Capital stock of any class of a corporation having ordinary voting power to vote for the election of members of the board of directors of such corporation, or persons performing similar functions.

         Weighted Average Life to Maturity - As applied to any prepayment of principal of the Notes, at any date, the number of years obtained by dividing
(a) the then outstanding principal amount of the Notes to be prepaid into (b) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity, or other required payment, including payment at final maturity, foregone by such prepayment in the case of a prepayment of the Notes by (ii) the number of years (calculated to the nearest 1/12th) which will elapse between such date and the date such payment was scheduled to be made.

         Wholly-Owned - When applied to a Subsidiary, any Subsidiary 100% of the Voting Stock of which is owned by the Company and/or its Wholly-Owned Subsidiaries (other than Voting Stock required to be held as director's qualifying stock).

         Terms which are defined in other Sections of this Agreement shall have the meanings specified therein.

         5.2 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with generally accepted accounting principles in force in the United States at the time of determination, except where such principles are inconsistent with the requirements of this Agreement.

         5.3 Valuation Principles. Except where indicated expressly to the contrary by the use of terms such as "fair value," "fair market value" or "market value," each asset, each liability and each capital item of any Person, and any quantity derivable by a computation involving any of such assets, liabilities or capital items, shall be taken at the net book value thereof for all purposes of this Agreement. "Net book value" with respect to any asset, liability or capital item of any Person shall mean the amount at which the same is recorded or, in accordance with generally accepted accounting principles, should have been recorded in the books of account of such Person, as reduced by any reserves which have been or, in accordance with generally accepted accounting principles, should have been set aside with respect thereto, but in every case (whether or not permitted in accordance with generally accepted accounting principles) without giving effect to any write-up, write-down or write-off (other than any write-down or write-off the entire amount of which was charged to Consolidated Net Income or to a reserve which was a charge to Consolidated Net Income) relating thereto which was made after the date of this Agreement.

         5.4 Direct or Indirect Actions. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

Section 6.       AFFIRMATIVE COVENANTS

         The Company agrees that, for so long as any amount remains unpaid on any Note:

         6.1 Corporate Existence. The Company will maintain and preserve, and will cause each Subsidiary to maintain and preserve, its corporate existence and right to carry on its business and use, and cause each Subsidiary to use, its best efforts to maintain, preserve, renew and extend all of its rights, powers, privileges and franchise necessary to the proper conduct of its business; provided, however, that the foregoing shall not prevent any transaction permitted by Sections 7.6 or 7.7.

         6.2 Insurance. The Company will insure and keep insured at all times all of its Properties and all of its Subsidiaries' properties which are material to the business, Properties, profits and prospects, operations or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole and which are of an insurable nature and of the character usually insured by companies operating similar properties, against loss or damage by fire and from other causes customarily insured against by companies engaged in similar businesses in such amounts as are usually insured against by such companies. The Company also will maintain for itself and its Subsidiaries at all times with, in its reasonable business judgment, financially sound and reputable insurers adequate insurance against loss or damage from such hazards and risks to the person and property of others as are usually insured against by companies operating properties similar to the properties of the Company and its Subsidiaries.

         6.3 Taxes, Claims for Labor and Materials. The Company will pay and discharge when due, and will cause each Subsidiary to pay and discharge when due, all taxes, assessments and governmental charges or levies imposed upon it or its property or assets, or upon properties leased by it (but only to the extent required to do so by the applicable lease), prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien upon its property or assets, provided that neither the Company nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim, the payment of which is being contested in good faith and by proper proceedings that will stay the forfeiture or sale of any property and with respect to which adequate reserves are maintained.

         6.4 Maintenance of Properties. The Company will maintain, preserve and keep, and will cause each Subsidiary to maintain, preserve and keep, Properties material to the business, Properties, profits and prospects, operations or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole (whether owned in fee or a leasehold interest) in good repair and working order, ordinary wear and tear excepted, and from time to time will make all necessary repairs, replacements, renewals and additions, to the extent such repairs, replacements, renewals and additions are, in the reasonable business judgment of the Company, necessary and appropriate.

         6.5 Maintenance of Records. The Company will keep, and will cause each Subsidiary to keep, at all times proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to the business and affairs of the Company or such Subsidiary, in accordance with generally accepted accounting principles consistently applied throughout the period involved (except for such changes as are disclosed in such financial statements or in the notes thereto and concurred in by the independent certified public accountants), and the Company will, and will cause each Subsidiary to, provide reasonable protection against loss or damage to such books of record and account.

         6.6 Financial Information and Reports. The Company will furnish to you and to any other Institutional Holder the following:

         (a) As soon as available and in any event within 60 days after the end of each of the first three quarterly accounting periods of each fiscal year of the Company, an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such period and unaudited consolidated statements of income, shareholders' equity and cash flows of the Company and its Subsidiaries for the periods beginning on the first day of such fiscal year and the first day of such quarterly accounting period and ending on the date of such balance sheet, setting forth in comparative form the corresponding consolidated figures for the corresponding periods of the preceding fiscal year, all in reasonable detail prepared in accordance with generally accepted accounting principles consistently applied throughout the period involved (except for changes disclosed in such financial statements or in the notes thereto and concurred in by the Company's independent certified public accountants) and certified by the chief financial officer or chief accounting officer of the Company (i) outlining the basis of presentation, and (ii) stating that the information presented in such statements presents fairly the financial condition of the Company and its Subsidiaries and the results of operations for the periods, subject to customary and other year-end audit adjustments;

         (b) As soon as available and in any event within 90 days after the last day of each fiscal year, two copies of an audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and two copies of the related audited consolidated statements of income, shareholders' equity and cash flows for such fiscal year, in each case setting forth in comparative form figures for the preceding fiscal year, all in reasonable detail, prepared in accordance with generally accepted accounting principles consistently applied throughout the period involved (except for changes disclosed in such financial statements or in the notes thereto and concurred in by independent certified public accountants) and accompanied by a report unqualified as to limitations and scope (and not qualified as to "going concern" status) as to the consolidated balance sheet and the related consolidated statements of Coopers & Lybrand or any firm of independent public accountants of recognized national standing reasonably acceptable to the Noteholders and selected by the Company to the effect that such financial statements have been prepared in conformity with generally accepted accounting principles and present fairly, in all material respects, the financial condition of the Company and its Subsidiaries and that the examination of such financial statements by such accounting firm has been made in accordance with generally accepted auditing standards;

         (c) Together with the financial statements delivered pursuant to paragraphs (a) and (b) of this Section 6.6, a certificate of the chief financial officer or chief accounting officer, (i) to the effect that such officer has re-examined the terms and provisions of this Agreement and that at the date of such certificate, during the periods covered by such financial statements and as of the end of such periods, to the knowledge of such officer, after due inquiry, the Company and each of its Subsidiaries is not, or was not, in default in the fulfillment of any of the terms, covenants, provisions and conditions of this Agreement and that no Event of Default or Default is occurring or has occurred as of the date of such certificate, during such periods or as of the end of such periods, or if the signer is aware of any such Default or Event of Default, he shall disclose in such statement the nature thereof, its period of existence and what action, if any, the Company has taken or proposes to take with respect thereto, and (ii) stating whether, to the knowledge of such officer, after due inquiry, the Company is in compliance with Sections 7.1 through 7.10 and setting forth, in sufficient detail, the information and computations required to establish whether or not the Company was in compliance with the requirements of Sections 7.1 through 7.8 during the periods covered by the financial statements then being furnished and as of the end of such periods;

         (d) Together with the financial reports delivered pursuant to paragraph (b) of this Section 6.6, a certificate of the independent certified public accountants (i) stating that in making the examination necessary for expressing an opinion on such financial statements, nothing came to their attention that caused them to believe that there is in existence or has occurred any Event of Default hereunder, or any Default hereunder or, if such accountants shall have obtained knowledge of any such Event of Default or Default, describing the nature thereof and the length of time it has existed and (ii) acknowledging that holders of the Notes may rely on their opinion on such financial statements;

         (e) Within 15 days after the Company obtains knowledge thereof, notice of any litigation or any governmental proceeding or investigation pending against the Company or any Subsidiary in each case (i) in which the damages or penalties sought exceed $2,000,000, after deducting the amount with respect to which the Company or any Subsidiary is insured and with respect to which the insurer has assumed responsibility in writing or (ii) which might otherwise materially adversely affect the business, Property, operations or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole or on the Company's ability to perform its obligations under this Agreement or the Notes;

         (f) As soon as available, copies of each financial statement, notice, report and proxy statement which the Company shall furnish to its shareholders; copies of each registration statement and periodic report which the Company may file with the Securities and Exchange Commission, and any other similar or successor agency of the Federal government administering the Securities Act, the Exchange Act or the Trust Indenture Act of 1939, as amended; copies of each report relating to the Company or its securities which the Company may file with any securities exchange on which any of the Company's securities may be registered; copies of any orders in any material proceedings to which the Company or any of its Subsidiaries is a party, issued by any governmental agency, Federal or state, having jurisdiction over the Company or any of its Subsidiaries; and, except at such times as the Company is a reporting company under

Section 13 or 15(d) of the Exchange Act or has complied with the requirements for the exemption from registration under the Exchange Act set forth in Rule 12g-3-2(b), such financial or other information as any holder of the Notes may reasonably determine is required to permit such holder to comply with the requirements of Rule 144A under the Securities Act in connection with the resale by it of the Notes;

         (g) Immediately upon receipt thereof, final copies of any report as to accounting controls submitted to the Board of Directors of the Company by independent accountants in connection with any audit of the Company or any Subsidiary;

         (h) As soon as available, a final copy of each other report submitted to the Board of Directors of the Company or any Subsidiary by independent accountants retained by the Company or any Subsidiary in connection with any interim or special audit made by them of the books of the Company or any Subsidiary; and

         (i) Such additional information as you or such other Institutional Holder of the Notes may reasonably request concerning the Company and its Subsidiaries.

         6.7 Inspection of Properties and Records. The Company will allow, and will cause each Subsidiary to allow, any representative of you or any other Institutional Holder, so long as you or such other Institutional Holder holds any Note, at your expense, to visit and inspect any of its properties, to examine its books of record and account and to discuss its affairs, finances and accounts with its officers and its public accountants (and by this provision the Company authorizes such accountants to discuss with you or such Institutional Holder the Company's affairs, finances and accounts), all at such reasonable times and as often as you or such Institutional Holder may reasonably request. So long as a Default or Event of Default has occurred and is continuing, the Company agrees to pay the reasonable costs of any inspections made pursuant to this Section 6.7.

         You and each other Noteholder agrees to treat any information obtained by such Person pursuant to this Agreement which is marked and otherwise treated as confidential by the Company as confidential; provided, however, that nothing herein contained shall limit or impair the right or obligation of any holder of the Notes to disclose such information: (i) to its directors, auditors, attorneys, employees or agents who would have access to such information in the normal course of the performance of such Person's duties, (ii) when required by any law, ordinance or governmental order, regulation, rule, policy, investigation or any regulatory authority request, (iii) as may be required in any report, statement or testimony submitted to any municipal, state, provincial or federal regulatory body having or claiming to have jurisdiction over such Noteholder or to the National Association of Insurance Commissioners or similar organizations or their successors, (iv) in connection with the enforcement of the terms and conditions of this Agreement and the Notes, (v) which is publicly available or readily ascertainable from public sources, or which is received by any Noteholder of the Notes from a third Person who or which is not bound to keep the same confidential, (vi) in connection with any proceeding, case or matter pending (or on its face purported to be pending) before any court, tribunal, arbitration board or any governmental agency, commission, authority, board or similar entity, (vii) to the extent necessary in connection with any contemplated transfer of any of the Notes by a Noteholder or (viii) to any other holder of the Notes.

         6.8 ERISA. (a) The Company agrees that all assumptions and methods used to determine the actuarial valuation of employee benefits, both vested and unvested, under any Plan of the Company or any Subsidiary, and each such Plan, whether now existing or adopted after the date hereof, will comply with ERISA and other applicable laws unless such non-compliance would not have a material adverse effect on the business, Properties, profits and prospects, operations or conditions, financial or otherwise, or on the Company's ability to perform its obligations under this Agreement or the Notes.

         (b) The Company will not at any time permit any Plan established, maintained or contributed to by it or any Subsidiary or "affiliate" (as defined in Section 407(d)(7) of ERISA) to:

                 (i) engage in any "prohibited transaction" as such term is defined in Section 4975 of the Code or in Section 406 of ERISA;

                 (ii) incur any "accumulated funding deficiency" as such term is defined in Section 302 of ERISA, whether or not waived; or

                 (iii) be terminated under circumstances which are likely to result in the imposition of a Lien on the Property of the Company or any Subsidiary pursuant to Section 4068 of ERISA, if and to the extent such termination is within the control of the Company;

if the event or condition described in clauses (i), (ii) or (iii) above is likely to subject the Company or any Subsidiary or ERISA affiliate to a liability which, in the aggregate, is material in relation to the business, property, operations, or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole.

         (c) Upon the request of you or any other Institutional Holder, the Company will furnish a copy of the annual report of each Plan (Form 5500) required to be filed with the Internal Revenue Service. Copies of annual reports shall be delivered no later than 30 days after the later of the date such report has been filed with the Internal Revenue Service or the date the copy is requested.

         (d) Promptly upon the occurrence thereof, the Company will give you and each other Institutional Holder written notice of (i) a reportable event with respect to any Plan, to the extent that PBGC has not waived the 30-day notice period with respect thereto; (ii) the institution of any steps by the Company, any Subsidiary, any ERISA affiliate, the PBGC or any other person to terminate any Plan; (iii) the institution of any steps by the Company, any Subsidiary, or any ERISA affiliate to withdraw from any Plan; (iv) a prohibited transaction in connection with any Plan; (v) any material increase in the contingent liability of the Company or any Subsidiary with respect to any post-retirement welfare liability; or (vi) the taking of any action by the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing which, in any of the events specified above, would result in any material liability of the Company or any of its Subsidiaries.

         6.9 Compliance with Laws. The Company will comply, and will cause each Subsidiary to comply in all material respects, with all laws, rules, regulations, judgments and orders material to the business, Properties, profits and prospects, operations or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole; provided, however, that the Company and its Subsidiaries shall not be required to comply with laws, rules, regulations, judgments and orders the validity or applicability of which are being contested in good faith and by appropriate proceedings; provided that the failure to comply with such laws, rules or regulations would not have a material adverse effect on the business, Properties, operations, assets or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole or on the Company's ability to perform its obligations under this Agreement or the Notes.

         6.10 Acquisition of Notes. Neither the Company nor any Subsidiary or Affiliate, directly or indirectly, will repurchase or offer to repurchase any Notes unless the offer is made to repurchase Notes pro rata from all holders at the same time and at the same terms. The Company will forthwith cancel any Notes in any manner or at any time acquired by the Company or any Subsidiary or Affiliate and such Notes shall not be deemed to be outstanding for any of the purposes of this Agreement or the Notes.

         6.11 Required Filings. The Company consents to the filing by the Purchaser of copies of this Agreement with Standard & Poor's Corporation to obtain a private placement number and with the National Association of Insurance Commissioners to obtain a rating therefrom.

         6.12 NAIC Filings. The Company shall, on the date it provides its audited financial statements to the Noteholders pursuant to Section 6.6(b), simultaneously provide such statements to the National Association of Insurance Commissioners, Securities Valuation Office, 195 Broadway, New York, New York 10007.


Section 7.       NEGATIVE COVENANTS

         The Company agrees that, for so long as any amount remains unpaid on any Note:

         7.1 Net Worth. The Company will not at any time permit its Consolidated Tangible Net Worth to be less than $65,000,000.

         7.2 Funded Debt. The Company will not, and will not permit any Subsidiary to, create, assign, incur, guarantee or otherwise become liable for, directly or indirectly, any Funded Debt other than

         (a) Funded Debt existing on the date hereof, as set forth in Annex II hereto;

         (b)     the Notes;

         (c) Funded Debt owed to the Company by any Majority-Owned Subsidiary or Funded Debt owed to any Majority-Owned Subsidiary by the Company or Funded Debt owed by a Majority-Owned Subsidiary to another Majority-Owned Subsidiary;

         (d) Funded Debt (including refinancings, refundings or extensions of Funded Debt described in Annex II hereto and Current Debt deemed to constitute Funded Debt pursuant to the definition of Funded Debt in Section 5.1), unless after giving effect thereto and the application of the proceeds thereof, the amount of total Funded Debt of the Company and its Subsidiaries then outstanding would not exceed fifty-five percent (55%) of Consolidated Total Capitalization determined as of the end of the Company's prior fiscal quarter; and

         (e) Funded Debt of Subsidiaries otherwise permitted by this Section which when added to the amount of Indebtedness secured by Liens incurred pursuant to paragraph (k) of Section 7.4 would not exceed twenty percent (20%) of Consolidated Tangible Net Worth.

         7.3 Fixed Charge Ratio. The Company will not, as of the end of any fiscal quarter, permit the ratio of Consolidated Income Available for Fixed Charges to Consolidated Fixed Charges for the preceding twelve months to be less than 1.50 to 1.0; provided, however, that if a Material Work Stoppage has occurred, for a period of four fiscal quarters commencing with the date of commencement of such Material Work Stoppage, the Company will not, as of any fiscal quarter, permit the ratio of Consolidated Income Available for Fixed Charges to Consolidated Fixed Charges for the preceding 18 months to be less than 1.50 to 1.00.

         7.4 Liens. The Company will not, and will not permit any Subsidiary to, create, assume, or incur, or permit to exist, directly or indirectly, any Lien on its properties or assets, whether now owned or hereafter acquired, except:

         (a) Liens existing on Property of the Company or any Subsidiary as of the date of this Agreement that are described in Annex III to this Agreement;

         (b) Liens for taxes, assessments or governmental charges not then due and delinquent and for which a penalty has not attached or the validity of which is being contested in good faith and by proper proceedings and with respect to which adequate reserves are maintained in accordance with generally accepted accounting principles;

         (c) Liens arising in connection with court proceedings, provided that the execution of such Liens is effectively stayed, such Liens are being contested in good faith and adequate reserves are maintained with respect thereto in accordance with generally accepted accounting principles;

         (d) Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, including encumbrances in the nature of zoning restrictions, easements, rights and restrictions of record on the use of real Property, landlord's and lessor's liens in the ordinary course of business, which do not, individually or in the aggregate, materially interfere with the conduct of the business of the Company and its Subsidiaries taken as a whole and do not materially affect the value of the Property subject to such Liens;

         (e) Construction or materialmen's or mechanic's Liens securing obligations not overdue or, if overdue, are being contested in good faith and by proper proceedings and with respect to which adequate reserves are maintained in accordance with generally accepted accounting principles;

         (f) Liens in connection with worker's compensation, social security taxes or similar charges arising in the ordinary course of business and not incurred in connection with the borrowing of money;

         (g) Liens incurred in connection with obtaining or performing government contracts in the ordinary course of business and not incurred in connection with the borrowing of money;

         (h) Liens resulting from extensions, renewals, refinancings and refundings of Indebtedness secured by Liens permitted by paragraph (a) above; provided there is no increase in the outstanding principal amount of Indebtedness secured thereby and any new Liens attached only to the same property theretofore subsequent to such earlier Lien;

         (i) Liens securing Indebtedness owed by a Subsidiary to the Company or the Company to any Subsidiary or to another Subsidiary;

         (j) (A) any Lien in property or in rights relating thereto to secure any rights granted with respect to such Property in connection with the provision of all or a part of the purchase price or cost of the construction of such Property created contemporaneously with, or within 270 days after, such acquisition or the completion of such construction, or (B) any Lien in Property existing on such Property at the time of acquisition thereof, whether or not the debt secured thereby is assumed by the Company or such Subsidiary, or (C) any Lien existing in the Property of a corporation or other person at the time such corporation or other person is acquired (whether by purchase of stock, by merger, or consolidation or otherwise) by the Company or a Subsidiary, or at the time of a purchase, lease or other acquisition of the Properties of a corporation or other person by the Company or a Subsidiary; provided that, any Liens incurred pursuant to this clause (j) shall not exceed 100% of the fair market value on the related Property at the time the Lien was originally created; and

         (k)     Liens in addition to those permitted by clauses (g) through
(j) above, securing Indebtedness of the Company or any Subsidiary, provided that at the time of the incurrence of any such Lien the sum of (x) the aggregate principal amount outstanding of all Indebtedness secured by Liens permitted by this clause (k), plus (y) the aggregate amount of Funded Debt of Subsidiaries then outstanding shall not exceed 20% of Consolidated Tangible Net Worth.

         In the event that the Company or any Subsidiary creates, assumes, incurs or permits to exist any Lien not otherwise permitted by this Section 7.4, the Company will make or cause to be made provision whereby the Notes will be secured equally and ratably with all other obligations secured by such Liens (subject (i) to any holder of Notes having the right to decline to have its Notes secured by such Liens and (ii) to the receipt by the Noteholders of an opinion of counsel in form and substance satisfactory to such Noteholders to the effect that the Notes will be secured equally and ratably with all other obligations secured by such Liens), and in any case the Notes shall have the benefit, to the full extent that, and with such priority as, the holders may be entitled thereto under applicable law, of an equitable Lien on such Property securing the Notes.

         7.5 Restricted Payments. The Company will not, except as hereinafter provided:

         (a) declare or pay any dividends, either in cash or Property, on any shares of its capital stock of any class (except dividends or other distributions payable solely in shares of capital stock of the Company); or

         (b) directly or indirectly, or through any Subsidiary, purchase, redeem or retire any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock; or

         (c) make any other payment or distribution, either directly or indirectly or through any Subsidiary, in respect of its capital stock; or

         (d)     make any Investment other than a Permitted Investment; or

         (e) make any payment, either directly or indirectly or through any Subsidiary, of principal of any Subordinated Debt other than at the expressed maturity date thereof and scheduled mandatory prepayments or redemptions thereof in accordance with the terms in effect on the date of creation of such Subordinated Debt;

(all such declarations, payments, purchases, redemptions, retirements, distributions and Investments being herein collectively called "Restricted Payments") if, after giving effect thereto (i) the Company could not incur an additional $1.00 of Funded Debt pursuant to Section 7.2, (ii) a Default or Event of Default would exist or (iii) the aggregate amount of all Restricted Payments made during the period from and after May 31, 1993, to and including the date of the Restricted Payment in question would exceed the sum of:

                 (x)      $15,000,000, plus

                 (y) 60% (or minus 100% in the case of a deficit) of Consolidated Net Income for such period (computed on a cumulative basis for each fiscal quarter commencing after May 31, 1993 to and including the date of making a Restricted Payment), plus

                 (z) the net cash proceeds from the sale or issuance, after the date of this Agreement, of the Company's capital stock.

         The Company will not declare any dividend which constitutes a Restricted Payment payable more than 60 days after its date of declaration.
Any dividend which complies with the provisions of this Section 7.5 on the date of its declaration shall be deemed to comply on its date of payment, provided that any intervening event giving rise to non-compliance is not the result of a Restricted Payment.

         7.6 Merger or Consolidation. The Company will not, and will not permit any Subsidiary to, merge or consolidate with any other Person, except that:

         (a) The Company may consolidate with or merge into any Person or permit any other Person to merge into it, provided that immediately after giving effect thereto,

                        (i) The Company is the successor corporation or, if the Company is not the successor corporation, the successor corporation is a corporation organized under the laws of a state of the United States of America or the District of Columbia and shall expressly assume in writing the Company's obligations under the Notes and this Agreement, and the surviving corporation shall furnish the holders of the Notes an opinion of counsel in form and substance satisfactory to such holders to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of the surviving corporation enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles;

                        (ii) There shall exist no Event of Default or Default; and

                        (iii) The Company or such successor corporation could incur at least $1.00 of additional Funded Debt pursuant to
                 Section 7.2;

         (b) Any Subsidiary may (i) merge into the Company or another Majority-Owned Subsidiary or (ii) sell, transfer or lease all or any part of its assets to the Company or to another Majority-Owned Subsidiary or (iii) merge into any Person which, as a result of such merger, concurrently becomes a Majority-Owned Subsidiary, provided in each such instance that there shall exist no Event of Default or Default.

         7.7 Sale of Assets. The Company will not, and will not permit any Subsidiary to, sell, lease, transfer or otherwise dispose of any assets, including the disposition of the stock of any Subsidiary and including any Sale and Lease-Back Transaction (collectively, a "Disposition"), in one or a series of transactions, other than in the ordinary course of business, to any Person, other than the Company or a Majority-Owned Subsidiary if immediately preceding such Disposition and after giving effect to such Disposition, (a) during any twelve consecutive month period of the Company the aggregate book value of all such assets sold, leased, transferred or otherwise disposed of during such period, would exceed 10% of the Consolidated Total Assets of the Company and its Subsidiaries determined in accordance with generally accepted accounting principles as of the end of the Company's immediately preceding fiscal year and
(b) since the date of this Agreement, the aggregate book value of all such assets sold, leased, transferred or otherwise disposed of would exceed 25% of the Consolidated Total Assets of the Company and its Subsidiaries determined in accordance with generally accepted accounting principles as of the end of the Company's immediately preceding fiscal year; provided, however, that the Company may, and may permit any Subsidiary to, sell, lease, transfer or otherwise dispose of assets in excess of the percentages specified in subparagraphs (a) and (b) above if the cash proceeds therefrom are (x) utilized within one year after such Disposition to purchase or are committed to the purchase of Property of a similar nature and of at least equivalent value or
(y) used to prepay Funded Debt (except Subordinated Debt), including the Notes, on a pro rata basis, subject to the prepayment requirements and at the price set forth in Section 2.2(a).

         7.8 Sale and Lease-Back Transaction. The Company will not, and will not permit any Subsidiary to, effect any Sale and Lease-Back Transaction unless such Sale and Lease-Back Transaction complies with the requirements of Sections 7.2, 7.6 and 7.7.

         7.9 Change in Business. Neither the Company nor any Subsidiary will engage in any business as a result of which more than thirty percent (30%) of Consolidated Net Income will derive from businesses substantially different from that currently conducted by them.

         7.10 Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into any transaction (including the furnishing of goods or services) with an Affiliate except in the ordinary course of business and on terms and conditions no less favorable to the Company or such Subsidiary than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate.


Section 8.       EVENTS OF DEFAULT AND REMEDIES THEREFOR

         8.1 Nature of Events. An "Event of Default" shall exist if any one or more of the following occurs:

         (a) Default in the payment of interest on the Notes when due and such default shall continue for a period of five days;

         (b) Default in the payment of the principal of any of the Notes or the premium thereon, if any, at maturity, upon acceleration of maturity or at any date fixed for prepayment;

         (c) Default shall occur (i) in the payment of the principal of, premium, or interest on any other Indebtedness of the Company or its Subsidiaries, aggregating in excess of $2,000,000 in principal amount as and when due and payable (whether by lapse of time, declaration, call for redemption or otherwise), (ii) under any mortgage, agreement or other instrument of the Company or any Subsidiary securing such Indebtedness or under or pursuant to which such Indebtedness aggregating in excess of $2,000,000 is issued, (iii) under any leases other than Capitalized Leases of the Company or any Subsidiary, with aggregate Rentals in excess of

$2,000,000 or (iv) with respect to any combination of the foregoing involving Indebtedness and/or Rentals aggregating in excess of $2,000,000 regardless of whether such defaults would be Events of Default hereunder; provided a notice of such default shall have been provided to the Company by the applicable lender, lessor or Purchaser, and any such defaults shall continue, unless waived, beyond the period of grace, if any, allowed with respect thereto;

         (d) Default in the observance or performance of Sections 7.1 through 7.10 and Section 8.7 of this Agreement;

         (e) Default in the observance or performance of any other condition or provision of this Agreement which is not remedied within 30 days after written notice of such default is provided to the Company by any Noteholder;

         (f) Any representation or warranty made by the Company in this Agreement, or made by the Company in any written statement or certificate furnished by the Company in connection with the issuance and sale of the Notes or furnished by the Company pursuant to this Agreement, proves incorrect in any material respect as of the date of the issuance or making thereof; provided, that if the Company shall have given written notice to the Noteholders that any such representation or warranty was untrue in any material respect and the Noteholders have not declared an Event of Default within 60 days of such notice, then the Noteholders shall be deemed to have waived any Event of Default with respect to this paragraph (f);

         (g) Any fines, penalties, judgments, writs or warrants of attachment or any similar processes individually or in the aggregate in excess of $2,000,000 shall be entered or filed against the Company or any Subsidiary or against any Property or assets of either and remain unpaid, unvacated, unbonded or unstayed (through appeal or otherwise) for a period of 30 days after the Company or any Subsidiary receives notice thereof;

         (h) The Company or any Subsidiary shall incur a "Distress Termination" (as defined in Title IV of ERISA) of any Plan or any trust created thereunder which results in material liability to the PBGC, the PBGC shall institute proceedings to terminate any Plan or any trust created thereunder, or a trustee shall be appointed by a United States District Court pursuant to
Section 4042(b) of ERISA to administer any Plan or any trust created thereunder; or

         (i)     The Company or any Subsidiary shall

                          (i) generally not pay its debts as they become due or admit in writing its inability to pay its debts generally as they become due;

                          (ii)    file a petition in bankruptcy or for
                 reorganization or for the adoption of an arrangement under the Federal Bankruptcy Code, or any similar applicable bankruptcy or insolvency law, as now or in the future amended (herein collectively called "Bankruptcy Laws"), or an answer or other pleading admitting or failing to deny the material allegations of such a petition or seeking, consenting to or acquiescing in relief provided for under the Bankruptcy Laws;

                          (iii) make an assignment of all or a substantial part of its Property for the benefit of its creditors;

                          (iv) seek or consent to or acquiesce in the appointment of a receiver, liquidator, custodian or trustee of it or for all or a substantial part of its Property;

                          (v)     be finally adjudicated a bankrupt or
                 insolvent;

                          (vi) be subject to the entry of a court order, which shall not be vacated, set aside or stayed within 60 days from the date of entry, appointing a receiver, liquidator, custodian or trustee of it or for all or a substantial part of its Property, or entering of an order for relief pursuant to an involuntary case, or effecting an arrangement in, bankruptcy or for a reorganization pursuant to the Bankruptcy Laws or for any other judicial modification or alteration of the rights of creditors; or

                          (vii) be subject to the assumption of custody or sequestration by a court of competent jurisdiction of all or a substantial part of its Property, which custody or sequestration shall not be suspended or terminated within 60 days from its inception.

         8.2 Remedies on Default. When any Event of Default described in paragraphs (a) through (h) of Section 8.1 has happened and is continuing, the holder or holders of at least 25% in principal amount of the Notes then outstanding may by notice to the Company declare the entire principal, together with the premium set forth below, and all interest accrued on all Notes to be, and such Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are expressly waived. Notwithstanding the foregoing, when (i) any Event of Default described in paragraphs (a) or (b) of Section 8.1 has happened and is continuing, any holder may by notice to the Company declare the entire principal, together with the premium set forth below, and all interest accrued on the Notes then held by such holder to be, and such Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are expressly waived and (ii) where any Event of Default described in paragraph (i) of Section 8.1 has happened, then all outstanding Notes shall immediately become due and payable without presentment, demand or notice of any kind. Upon the Notes or any of them becoming due and payable as aforesaid, the Company will forthwith pay to the holders of such Notes the entire principal of and interest accrued on such Notes, plus, to the extent permitted by law, a premium in the event that the Reinvestment Yield shall, on the Determination Date, be less than the interest rate payable on or in respect of the Notes. Such premium shall equal (x) the aggregate present value of the principal so accelerated and the aggregate present value of the interest which would have been payable in respect of such principal absent such accelerated payment, determined by discounting (semi-annually on the basis of a 360-day year composed of twelve 30-day months) each such amount utilizing an interest factor equal to the Reinvestment Yield, less (y) the principal amount so accelerated.

         8.3     Annulment of Acceleration of Notes.  The provisions of Section
8.2 are subject to the condition that if the principal of and accrued interest on the Notes have been declared immediately due and payable by reason of the occurrence of any Event of Default described in paragraphs (a) through (h), inclusive, of Section 8.1, the holder or holders of 66-2/3% in aggregate principal amount of the Notes then outstanding may, by written instrument filed with the Company, rescind and annul such declaration and the consequences thereof, provided that (i) at the time such declaration is annulled and rescinded no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement, (ii) all arrears of interest upon all the Notes and all other sums payable under the Notes and under this Agreement (except any principal, interest or premium on the Notes which has become due and payable solely by reason of such declaration under Section 8.2) shall have been duly paid and (iii) each and every Event of Default shall have been cured or waived; and provided further, that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereto. For purposes of determining whether the requisite principal amount of Notes have made or concurred in such annulment and recission, Notes held in the name of or owned beneficially by, the Company or any Subsidiary or any Affiliate thereof, shall not be deemed outstanding.

         8.4 Other Remedies. If any Event of Default shall be continuing, any holder of Notes may enforce its rights by suit in equity, by action at law, or by any other appropriate proceedings, whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained in this Agreement or in the Notes or in aid of the exercise of any power granted in this Agreement, and may enforce the payment of any Note held by such holder and any of its other legal or equitable rights.

         8.5 Conduct No Waiver; Collection Expenses. No course of dealing on the part of any holder of Notes, nor any delay or failure on the part of any holder of Notes to exercise any of its rights, shall operate as a waiver of such rights or otherwise prejudice such holder's rights, powers and remedies. If the Company fails to pay, when due, the principal of, premium, if any, or the interest on, any Note, or fails to comply with any other provision of this Agreement, the Company will pay to each holder, to the extent permitted by law, on demand, such further amounts as shall be sufficient to cover the cost and expenses, including but not limited to reasonable attorneys' fees, incurred by such holders of the Notes in collecting any sums due on the Notes or in otherwise enforcing any of their rights.

         8.6 Remedies Cumulative. No right or remedy conferred upon or reserved to any holder of Notes under this Agreement is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy given under this Agreement or now or hereafter existing under any applicable law. Every right and remedy given by this Agreement or by applicable law to any holder of Notes may be exercised from time to time and as often as may be deemed expedient by such holder, as the case may be.

         8.7 Notice of Default. With respect to Events of Default or Defaults hereunder or claimed defaults with respect to any Indebtedness other than the Notes, the Company will give the following notices: the Company promptly will furnish to each holder of a Note notice in writing by overnight courier of the occurrence of an Event of Default or a Default or receipt of a notice of a claimed default with respect to Indebtedness the principal amount of which exceeds $100,000 other than the Notes or any other action taken by a lender with respect to any claimed default with respect to such Indebtedness. Such notice shall specify the nature of such Event of Default or Default or claimed default, the period of existence thereof and what action the Company has taken or is taking or proposes to take with respect thereto.


Section 9.       AMENDMENTS, WAIVERS AND CONSENTS

         9.1 Matters Subject to Modification. Any term, covenant, agreement or condition of this Agreement may, with the consent of the Company, be amended, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the holder or holders of at least 66-2/3% in aggregate principal amount of outstanding Notes; provided, however, that, without the written consent of the holder or holders of all of the Notes then outstanding, no such waiver, modification, alteration or amendment shall be effective which will (i) change the time of payment (including any required prepayment) of the principal of or the interest on any Note, (ii) reduce the principal amount thereof or the premium, if any, or change the rate of interest thereon, (iii) change any provision of any instrument affecting the preferences between holders of the Notes or between holders of the Notes and other creditors of the Company, or (iv) change any of the provisions of Section 6.10,
Section 8.1, Section 8.2, Section 8.3 or this Section 9.

         For the purpose of determining whether holders of the requisite principal amount of Notes have made or concurred in any waiver, consent, approval, notice or other communication under this Agreement, Notes held in the name of, or owned beneficially by, the Company, any Subsidiary or any Affiliate thereof, shall not be deemed outstanding.

         9.2 Solicitation of Holders of Notes. The Company will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement or the Notes unless each record holder of the Notes (irrespective of the amount of Notes then owned by it) shall concurrently be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this Section 9 shall be delivered by the Company to each holder of outstanding Notes forthwith following the date on which the same shall have been executed and delivered by the holder or holders of the requisite percentage of outstanding Notes. The Company will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any holder of the Notes as consideration for or as an inducement to the entering into by any holder of the Notes of any waiver or amendment of any of the terms and provisions of this Agreement unless such remuneration is concurrently paid, on the same terms, ratably to each holder of the then outstanding Notes.

         9.3 Binding Effect. Any such amendment or waiver shall apply equally to all the holders of the Notes and shall be binding upon them, upon each future holder of any Note and upon the Company whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right related thereto.


Section 10.      FORM OF NOTES, REGISTRATION, TRANSFER, EXCHANGE
                 AND REPLACEMENT

         10.1 Form of Notes. The Notes initially delivered under this Agreement will be in the form of one fully registered Note in the form attached as Exhibit A. The Notes are issuable only in fully registered form and in denominations of at least $1,000,000 (or the remaining outstanding balance thereof, if less than $1,000,000).

         10.2 Note Register. The Company shall cause to be kept at its principal office a register (the "Note Register") for the registration and transfer of the Notes. The names and addresses of the holders of Notes, the transfer thereof and the names and addresses of the transferees of the Notes shall be registered in the Note Register. The Company may deem and treat the person in whose name a Note is so registered as the holder and owner thereof for all purposes and shall not be affected by any notice to the contrary, until due presentment of such Note for registration of transfer as provided in this
Section 10.

         10.3 Issuance of New Notes upon Exchange or Transfer. Upon surrender for exchange or registration of transfer of any Note at the office of the Company designated for notices in accordance with Section 11.2, the Company shall execute and deliver, at its expense, one or more new Notes of any authorized denominations pursuant to Section 10.1 requested by the holder of the surrendered Note, each dated the date to which interest has been paid on the Note so surrendered (or, if no interest has been paid, the date of such surrendered Note), but in the same aggregate unpaid principal amount as such surrendered Note, and registered in the name of such person or persons as shall be designated in writing by such holder. Every Note surrendered for registration of transfer shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or by its attorney duly authorized in writing. The Company may condition its issuance of any new Note in connection with a transfer by any Person on compliance by the transferee of the representations required under Section 3.2 and a written certification to said effect signed by the transferee, by Institutional Holders on compliance with Section 2.5 and on the payment to the Company of a sum sufficient to cover any stamp tax or other governmental charge imposed in respect of such transfer.

         10.4 Replacement of Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of any Note, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company or in the event of such mutilation upon surrender and cancellation of the Note, the Company, without charge to the holder thereof, will make and deliver a new Note, of like tenor in lieu of such lost, stolen, destroyed or mutilated Note. If any such lost, stolen or destroyed
Note is owned by you or any other Institutional Holder, then the affidavit of an authorized officer of such owner setting forth the fact of loss, theft or destruction and of its ownership of the Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and no further indemnity shall be required as a condition to the execution and delivery of a new Note, other than a written agreement of such owner (in form reasonably satisfactory to the Company) to indemnify the Company.


Section 11.      MISCELLANEOUS

         11.1 Expenses. Whether or not the purchase of Notes herein contemplated shall be consummated, the Company agrees to pay directly all reasonable expenses in connection with the preparation, execution and delivery of this Agreement and the transactions contemplated by this Agreement, including, but not limited to, out-of-pocket expenses, filing fees of Standard & Poor's Corporation in connection with obtaining a private placement number, charges and disbursements of special counsel, photocopying and printing costs and charges for shipping the Notes, adequately insured, to you at your home office or at such other address as you may designate, and all similar expenses (including the reasonable fees and expenses of counsel) relating to any amendments, waivers or consents in connection with this Agreement or the Notes, including, but not limited to, any such amendments, waivers or consents resulting from any work-out, renegotiation or restructuring relating to the performance by the Company of its obligations under this Agreement and the Notes. The Company also agrees that it will pay and save you harmless against any and all liability with respect to (a) placement agent fees and (b) stamp and other documentary taxes, if any, which may be payable, or which may be determined to be payable in connection with the execution and delivery of this Agreement or the Notes (but not in connection with a transfer of any Notes), whether or not any Notes are then outstanding. The obligations of the Company under this Section 11.1 shall survive the retirement of the Notes.

         11.2 Notices. Except as otherwise expressly provided herein, all communications provided for in this Agreement shall be in writing and delivered or sent by registered or certified mail, return receipt requested, or by overnight courier (i) if to you, to the address set forth below your name in Annex I, or to such other address as you may in writing designate, (ii) if to any other holder of the Notes, to such address as the holder may designate in writing to the Company, and (iii) if to the Company, to Thorn Apple Valley, Inc., 18700 West Ten Mile Road, Southfield, Michigan 48075, Attention: Louis Glazier, or to such other address as the Company may in writing designate.

         11.3 Reproduction of Documents. This Agreement and all documents relating hereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by you at the closing of the purchase of the Notes (except the Notes themselves), and
(iii) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process, and you may destroy any original document so reproduced. The Company agrees and stipulates that any such reproduction which is legible shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence; provided that nothing herein contained shall preclude the Company from objecting to the admission of any reproduction on the basis that such reproduction is not accurate, has been altered or is otherwise incomplete.

         11.4 Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

         11.5 Law Governing; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois. No provision of this Agreement may be waived, changed or modified, or the discharge thereof acknowledged, orally, except by an agreement in writing signed by the party against whom the enforcement of any waiver, change, modification or discharge is sought. THE COMPANY IRREVOCABLY AGREES THAT, SUBJECT TO THE NOTEHOLDER'S SOLE AND ABSOLUTE CONSENT TO A CONTRARY JURISDICTION, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT OR THE NOTES SHALL BE LITIGATED ONLY IN COURTS HAVING SITUS WITHIN THE CITY OF CHICAGO, COUNTY OF COOK, STATE OF ILLINOIS. THE COMPANY HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN SAID CITY, COUNTY AND STATE. THE COMPANY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST THE COMPANY BY THE NOTEHOLDERS IN ACCORDANCE WITH THIS PARAGRAPH.

         11.6 Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         11.7 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart or reproduction thereof permitted by Section 11.3.

         11.8 Reliance on and Survival of Provisions. All covenants, representations and warranties made by the Company herein and in any certificates delivered pursuant to this Agreement, whether or not in connection with a closing, (i) shall be deemed to have been relied upon by you, notwithstanding any investigation heretofore or hereafter made by you or on your behalf and (ii) shall survive the delivery of this Agreement and the Notes.

         11.9 Integration and Severability. This Agreement embodies the entire agreement and understanding between you and the Company, and supersedes all prior agreements and understandings relating to the subject matter hereof. In case any one or more of the provisions contained in this Agreement or in any Note, or application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement and in any Note, and any other application thereof, shall not in any way be affected or impaired thereby.

         IN WITNESS WHEREOF, the Company and the Purchaser have caused this Agreement to be executed and delivered by their respective officer or officers thereunto duly authorized.

                                 THORN APPLE VALLEY, INC.


                                 By: /s/ LOUIS GLAZIER
                                    ------------------------------
                                         LOUIS GLAZIER

                                    Title:



                                 ALLSTATE LIFE INSURANCE COMPANY


                                 By: /s/ LOUIS G. LOWER, III
                                    ------------------------------
                                         LOUIS G. LOWER, III

                                 By: /s/ BARRY S. PAUL
                                    ------------------------------
                                         Authorized Signatories BARRY S. PAUL

                                 By: /s/ PATRICIA W. WILSON
                                    ------------------------------
                                         PATRICIA W. WILSON

                                   SCHEDULE I

                  Principal Amount of Notes to Be Purchased

Name and Address of Purchaser                                       Principal Amount of Notes
- -----------------------------                                       -------------------------

Allstate Life Insurance Company                                              $8,000,000
3075 Sanders Road, STE G4A
Northbrook, Illinois  60062-7127
Attn:    Investment Operations
         Private Placements
Telephone:  (708) 402-8709
Telecopy:   (708) 402-7331

     All notices of scheduled payments and written confirmations of such wire transfer should be sent to the address above. All payments by Fedwire transfer of immediately available funds, identifying the name of the Issuer (and the Credit, if any), the Private Placement Number preceded by "DPP" and the payment as principal, interest or premium, in the format as follows:

                 [BBK =   Harris Trust and Savings Bank
                          ABA #071000288
                 BNF =    Allstate Life Insurance Company
                          Collection Account #168-117-0
                 ORG =    Thorn Apple Valley, Inc.
                 OBI =    DPP (PPN:  885184 A* 2)
                          Payment Due Date (MM/DD/YY) -
                          P__________ (Enter "P" and amount of
                          principal being remitted, for example,
                          P5000000.00) -
                          I__________ (Enter "I" and amount of
                          interest being remitted, for example,
                          I225000.00)

Securities to be delivered to:

                 Harris Trust and Savings Bank
                 111 West Monroe Street
                 Master Trust Department, 5E
                 Chicago, Illinois  60690
                 Attention:  Lisa Cox
                 For Allstate Life Insurance Company/
                 Safekeeping Account No. 23-91317

All financial reports, compliance certificates and all other written communications, including notice of prepayments, to be sent to:

                 Allstate Life Insurance Company
                 Private Placements Department
                 3100 Sanders Road, STE J2A
                 Northbrook, IL  60062-7154



Tax ID #36-2554642

                                SCHEDULE 3.1(o)

                                     TAXES



 The Company has appealed an IRS assessment with respect to its fiscal years 1989, 1990 and 1991. In those years, the Company deducted a total of $283,333 paid with respect to a covenant not to compete executed by Allen Charlupski (a former officer, director and shareholder of the Company), and the Company deducted a total of $437,500 paid with respect to covenants not to compete executed by Max and Ivan Miller (former officers, directors and shareholders of Tri-Miller Packing, Inc.). The Charlupski noncompete agreement requires total payments of $700,000; the Miller noncompete agreements require total payments of $1,500,000. The Company has reserved $700,000 at present with respect to these disputes.

                                    ANNEX I

                            THORN APPLE VALLEY, INC.
                      SUBSIDIARY CORPORATIONS AND ENTITIES



THORN APPLE VALLEY, INC.,
  a Michigan corporation
- -------------------------------------

Incorporation Date:                                July 23, 1971

Qualified in:                                      State:

                                                   California
                                                   Illinois
                                                   Kansas
                                                   Massachusetts
                                                   Missouri
                                                   New Jersey
                                                   New York
                                                   North Carolina
                                                   Ohio
                                                   Oklahoma
                                                   Pennsylvania
                                                   Utah


CAVANAUGH LAKEVIEW FARMS, LTD.,
  a Michigan corporation
- -------------------------------------------------

Incorporation Date:                                July 2, 1981

Authorized Capital Stock:                          500,000 Shares, Common Stock
                                                   $1.00 Par Value

Shareholder(s):                                    Thorn Apple Valley, Inc., a Michigan corporation
                                                   -  225,000 shares


COAST REFRIGERATED TRUCKING CO., INC.
  a North Carolina corporation
- -------------------------------------------------------

Incorporation Date:                                June 21, 1971

Authorized Capital Stock:                          1,000 Shares, Common Stock
                                                   $100.00 Par Value

Shareholder(s):                                    Thorn Apple Valley, Inc., a Michigan corporation


CROWN WEST, INC.,
  a Michigan corporation
- ------------------------

Incorporation Date:                                January 16, 1978

Authorized Capital Stock:                          50,000 Shares, Common Stock
                                                   $1.00 Par Value

Shareholder(s):                                    Thorn Apple Valley, Inc., a Michigan corporation
                                                   - 1,000 Shares


FREDERICK HOLDINGS, INC.,
  a Michigan corporation
- ----------------------------------

Incorporation Date:                                August 3, 1993

Authorized Capital Stock:                          60,000 Shares, Common Stock
                                                   No Par Value

Shareholder(s):                                    Thorn Apple Valley, Inc., a Michigan corporation
                                                   - 1,000 Shares

GUNSBERG CORNED BEEF COMPANY,
  a Michigan corporation
- -----------------------------------------------

Incorporation Date:                                March 1, 1989

Authorized Capital Stock:                          50,000 Shares, Common Stock
                                                   $1.00 Par Value

Shareholder(s):                                    Thorn Apple Valley, Inc., a Michigan corporation
                                                   - 100 Shares

MILLER'S TRANSPORT, INC.,
  a Utah corporation
- ------------------------------------

Incorporation Date:                                February 3, 1965

Authorized Capital Stock:                          Common Stock (Voting) 20,000 Shares,
                                                   $1.00 Par Value

                                                   Preferred Stock, 10,000 Shares,
                                                   $1.00 Par Value

Shareholder(s):                                    Thorn Apple Valley, Inc., a Michigan corporation
                                                   - 20,000 Shares


NATIONAL FOOD EXPRESS, INC.,
  a Michigan corporation
- ---------------------------------------

Incorporation Date:                                October 25, 1983

Authorized Capital Stock:                          1,000 Shares, Common Stock
                                                   $1.00 Par Value

Shareholder(s):                                    Thorn Apple Valley, Inc., a Michigan corporation


TAV BRANDS, INC.,
  a Nevada corporation
- ------------------------

Incorporation Date:                                April 5, 1991

Authorized Capital Stock:                          25,000 Shares, Common Stock
                                                   $0.01 Par Value

Shareholder(s):                                    Thorn Apple Valley, Inc., a Michigan corporation
                                                   - 100 Shares


THORN APPLE VALLEY FOREIGN SALES
CORPORATION, a U.S. Virgin Islands corporation
- ----------------------------------------------

Incorporation Date:                                December 19, 1984

Authorized Capital Stock:                          1,000 Shares, Common Stock,
                                                   No Par Value

Shareholder(s):                                    Thorn Apple Valley, Inc., a Michigan corporation


TILLMAN HOLDINGS, INC.
  a Michigan corporation
- ------------------------------

Incorporation Date:                                June 24, 1994

Authorized Capital Stock:                          60,000 Shares, Common Stock
                                                   No Par Value

Shareholder(s):


TRI-MILLER PACKING, CO.,
  a Utah corporation
- ---------------------------------


Incorporation Date:                                November 15, 1960

Authorized Capital Stock;                          Common Stock (Voting)
                                                   2 Shares, $1.00 Par Value

                                                   Preferred Stock
                                                   500,000 Shares, $1.00 Par Value

Shareholder(s):                                    Thorn Apple Valley, Inc., a Michigan corporation
                                                   - 2 Shares Common Stock



TRI-MILLER TRANSPORTATION COMPANY,  INC.,
  a Utah corporation
- ----------------------------------------------------------------

Incorporation Date:                                December 4, 1985

Authorized Capital Stock:                          50,000 Shares, Common Stock
                                                   $1.00 Par Value

Shareholder(s):                                    Miller's Transport, Inc., a Utah corporation
                                                   - 35,451 Shares

                                                   Tri-Miller Packing Co., a Utah corporation
                                                   - 14,549 Shares



10/13/94

                           THORN APPLE VALLEY, INC.
                      STANDBY LETTERS OF CREDIT SUMMARY
                                   ANNEX II



MICHIGAN NATIONAL BANK
- ----------------------

#15995
EXPIRES: 4/1
OUTSTANDING:                                                           $250,000
BENEFICIARY: BUREAU OF WORKER'S COMP

BENEFICIARY: BUREAU OF WORKER'S COMP

#15871
EXPIRES: 12/1
OUTSTANDING:                                                           $500,000
BENEFICIARY: ST. PAUL FIRE & MARINE INSURANCE

OLD KENT BANK
- -------------

THREE (3) IN THE AMOUNT OF $250,000 EACH, TOTAL OF...                  $750,000
ONE (1) IN THE AMOUNT OF...                                            $100,000

KEY BANK OF UTAH
- ----------------

#021-407-KBU
EXPIRES: 6/8
OUTSTANDING:                                                           $700,000
BENEFICIARY: INDUSTRIAL ACCIDENTS                                      $403,500
               INDUSTRIAL COMMISSION OF UTAH                      -------------
                                                                     $1,103,500
                                                                  -------------
STANDBY LETTERS OF CREDIT - VARIOUS INSURANCE AGREEMENTS             $2,703,500

OLD KENT BANK
- -------------

#8934
EXPIRES: 12/16/98
OUTSTANDING:                                                      $5,590,410.96
TRUSTEE: PNC BANK, OHIO, NATIONAL ASSOCIATION
SERVING AS SECURITY TO A $5,500.000 MICHIGAN STRATEGIC
FUND ADJUSTABLE RATE DEMAND LIMITED OBLIGATION REVENUE
BOND. (INDEBTEDNESS INCLUDED ON IRB SCHEDULE)
                                                                  -------------

TOTAL STANDBY LETTERS OF CREDIT                                   $8,293,910.96
                                                                  =============


THORN APPLE VALLEY, INC.
SUMMARY OF INDEBTEDNESS
ANNEX II


                                                                BALANCE
                                                              OUTSTANDING
                                                               @ 9/16/94
                                                              -----------
LINES OF CREDIT:

   Combined                                                    11,840,000
                                                               ----------

NOTES PAYABLE:

   Utah Subsidiary: (Lundahl)                                       4,800

   Corporate: (Boston Financial Institutional Tax
     Credits IV), assigned to Great West Life and
     Annuity Insurance Co.                                      1,994,025

   Corporate: Allstate Unsecured Notes                         15,000,000
                                                               ----------

   Sub-total                                                   16,998,825
                                                               ----------

INDUSTRIAL REVENUE BONDS:

   Utah Subsidiary: (Zions)                                     1,268,333

   Corporate: (Branch Banking)                                  3,500,000

   Corporate: (Michigan Strategic Fund - Adjustable Rate
     Demand Limited Obligation Revenue Bond, Series 1993)       5,500,000
                                                               ----------

   Sub-total                                                   10,268,333
                                                               ----------

CAPITAL LEASES:

   Corporate                                                    1,218,728
   Frederick division                                             620,702
   Utah Subsidiary                                                165,120
                                                               ----------

   Sub-total                                                    2,004,550
                                                               ----------
TOTAL OUTSTANDING INDEBTEDNESS                                 41,111,708
                                                               ==========


THORN APPLE VALLEY, INC.
SUMMARY OF EXISTING LIENS AT 9/16/94
ANNEX III

                          DEBT                                                                                     AMOUNT OF
     LOCATION           REFERENCE                     DESCRIPTION OF COLLATERAL:                                   O/S DEBT
- -----------------     -------------                  ------------------------------------------------------      -------------
NOTES PAYABLE:

     Utah Subsidiary    Lundahl                      Land                                                           $4,800

     Corporate          Great West Life and          Thorn Apple Valley Inc.'s interest in the Boston           $1,994,025
                        Annuity Insurance Co.        Financial Institutional Tax Credit IV limited
                        (tax credit IV investment)   partnership.

INDUSTRIAL REVENUE BONDS:

     Utah Subsidiary    Zions                        Part of manufacturing facility.                            $1,268,333

     Corporate          Branch Banking               Carolina manufacturing facility.                           $3,500,000

CAPITAL LEASES:

     Corporate, Frederick division and               Various machinery and equipment located at the
       Utah Subsidiary                               company's various divisions and Utah subsidiary.           $2,004,550

THORN APPLE VALLEY, INC.
SUMMARY OF EXISTING INVESTMENTS
ANNEX IV


                                                   INVESTMENT                               BALANCE
FINANCIAL INSTITUTION                                 TYPE                                 @ 9/16/94
- --------------------------      -----------------------------------------------        ---------------
SHORT-TERM INVESTMENTS

The Bank of Bloomfield Hills    CD                                                       $700,000

The Bank of Bloomfield Hills    CD                                                        $31,064

United Carolina Bank            CD                                                       $500,000

Providence                      TempCash                                                  $25,000

Providence                      TempFund                                                  $25,000
                                                                                       ----------
        Sub-Total                                                                      $1,281,064
                                                                                       ----------

LONG-TERM INVESTMENTS

Boston Financial                Institutional Tax Credits III, Limited Partnership     $2,160,000

Boston Financial                Institutional Tax Credits IV, Limited Partnership      $2,145,000
                                                                                       ----------
        Sub-Total                                                                      $4,305,000
                                                                                       ----------
TOTAL INVESTMENTS                                                                      $5,586,064
                                                                                       ==========

                                                 ANNEX V

                              MATERIAL LITIGATION



1. Martin E. Levin v. Thorn Apple Valley, Inc., Case No. 89-380591-CK, Oakland County Circuit Court. Plaintiff has brought various breach of contract claims against Thorn Apple Valley, Inc. and claims approximately $5 million in damages. Plaintiff has requested that the parties settle the claims but Thorn Apple Valley, Inc. believes the claims to be meritless and presently intends to litigate this matter.

2. Tri-Miller Packing Co., Tri-Miller Transportation Company, Inc. and Miller's Transport, Inc., have been identified as potentially responsible parties ("PRPs") at the Ekoteck Superfund Site located in Salt Lake City, Utah. Based on information provided to Thorn Apple Valley, Inc., Tri-Miller Packing, Co., Tri-Miller Transportation Company, Inc. and Miller's Transport, Inc., allegedly contributed only a de minimus amount to the site, if any, and are expected to have an opporunity to settle the claim against all of them for a total payment of approximately $100,000.

                                    ANNEX VI

                       MATERIALS PROVIDED TO PURCHASER



         None.

                                   ANNEX VII

                           ENVIRONMENTAL DISCLOSURE



        Tri-Miller Packing Co., Tri-Miller Transportation Company, Inc. and Miller's Transport Inc., have been identified as potentially responsible parties ("PRPs") at the Ekoteck Superfund Site located in Salt Lake City, Utah. Based on information provided to Thorn Apple Valley, Inc., Tri-Miller Packing, Co., Tri-Miller Transportation Company, Inc. and Miller's Transport, Inc., allegedly contributed only a de minimus amount to the site, if any, and are expected to have an opporunity to settle the claim against all of them for a total payment of approximately $100,000.

                                                                     EXHIBIT A


                            THORN APPLE VALLEY, INC.

                               8.42% SENIOR NOTE

                              Due October 1, 2003




         THIS NOTE MAY BE SUBJECT TO A HOME OFFICE PAYMENT AGREEMENT AND ACCORDINGLY ANY PROSPECTIVE PURCHASER SHOULD FIRST VERIFY THE UNPAID PRINCIPAL AMOUNT WITH THE COMPANY.




Registered Note No. R-__                                                     October   , 1994
$_______________


         THORN APPLE VALLEY, INC., a Michigan corporation (the "Company"), for value received, hereby promises to pay to ________________________ or registered assigns, on the first day of October, 2003, the principal amount of ______________ Dollars ($__________) and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the principal amount from time to time remaining unpaid hereon at the rate of eight and forty-two hundredths percent (8.42%) per annum from the date hereof until maturity, payable on the first day of April and October in each year, commencing April 1, 1995, and at maturity, and to pay interest on overdue principal, premium and (to the extent legally enforceable) on any overdue installment of interest at the greater of
(a) the rate of interest publicly announced from time to time by Harris Trust and Savings Bank (or its successors or assigns) as its prime rate plus two percent (2%) or (b) ten and forty-two hundredths percent (10.42%) per annum after maturity or the due date thereof, whether by acceleration or otherwise, until paid. Payments of the principal of, the premium, if any, and interest on this Note shall be made in lawful money of the United States of America in the manner and at the place provided in Section 2.5 of the Note Agreement hereinafter defined.

         This Note is issued under and pursuant to the terms and provisions of a Note Agreement, dated as of October 1, 1994, entered into by the Company with the Purchaser named in Schedule I thereto (the "Note Agreement"), and this Note and any holder hereof are entitled to all of the benefits and are bound by the terms provided for by such Note Agreement or referred to therein. The provisions of the Note Agreement are incorporated in this Note to the same extent as if set forth at length herein.

         This Note has not been registered under the Securities Act as provided in the Note Agreement, any transfer is subject to compliance with the terms of the Note Agreement and upon surrender of this Note for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder hereof or its attorney duly authorized in writing, a new Note for a like unpaid principal amount will be issued to, and registered in the name of, the transferee upon the payment of the taxes or other governmental charges, if any, that may be imposed in connection therewith. The Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

         This Note may be declared due prior to its expressed maturity date. Voluntary and other prepayments may be made hereon in the events, on the terms and in the manner as provided in the Note Agreement.

         Should the indebtedness represented by this Note or any part thereof be collected in any proceeding provided for in the Note Agreement or be placed in the hands of attorneys for collection, the Company agrees to pay, in addition to the principal, premium, if any, and interest due and payable hereon, to the extent legally enforceable, all costs of collecting this Note, including reasonable attorneys' fees and expenses.

         This Note and the Note Agreement are governed by and construed in accordance with the laws of the State of Illinois.


                            THORN APPLE VALLEY, INC.



                                      By: ______________________
                                      Its: _____________________

                                                                     EXHIBIT B


                                 LEGAL OPINIONS


         A. The opinion of Gardner, Carton & Douglas, special counsel for the Purchaser, shall be to the effect that:

         1. The Company is a corporation organized and validly existing in good standing under the laws of the State of Michigan, with all requisite corporate power and authority referred to in the Agreement, to enter into and perform the Agreement and to issue and sell the Notes.

         2. The Agreement has been duly authorized by proper corporate action on the part of the Company, has been duly executed and delivered by an authorized officer of the Company and constitutes the legal, valid and binding agreement of the Company, enforceable in accordance with its terms, except to the extent that enforcement of the Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application relating to or affecting the enforcement of the rights of creditors or by equitable principles, regardless of whether enforcement is sought in a proceeding in equity or at law.

         3. The Notes have been duly authorized by proper corporate action on the part of the Company, have been duly executed and delivered by an authorized officer of the Company and constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their terms, except to the extent that enforcement of the Notes may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application relating to or affecting the enforcement of the rights of creditors or by equitable principles, regardless of whether enforcement is sought in a proceeding in equity or at law.

         4. Based upon the representations set forth in the Agreement, the offering, sale and delivery of the Notes do not require the registration of the Notes under the Securities Act of 1933, as amended, nor the qualification of an indenture under the Trust Indenture Act of 1939, as amended.

         5. The issuance and sale of the Notes and compliance with the terms and provisions of the Notes and the Agreement will not conflict with or result in any breach of any of the provisions of the Certificate of Incorporation or By-Laws of the Company.

The opinion of Gardner, Carton & Douglas also shall state that the opinion of Honigman, Miller, Schwartz and Cohn, counsel for the Company, delivered to you pursuant to the Agreement, is satisfactory in form and scope to Gardner, Carton & Douglas, and, in their opinion, the Purchaser and it are justified in relying thereon and shall cover such other matters relating to the sale of the Notes as the Purchaser may reasonably request.

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


         B. The opinion of Honigman, Miller, Schwartz and Cohn, counsel for the Company, shall cover all matters specified in clauses 1 through 6 set forth above and also shall be to the effect that:

         1. The Company has full corporate power and authority to conduct the activities in which it is now engaged and own its property.

         2. Each Subsidiary of the Company is a corporation duly organized and validly existing in good standing under the laws of its jurisdiction of incorporation, and each has all requisite corporate power and authority to carry on its business as now conducted and own its property.

         3. Each of the Company and its Subsidiaries is duly qualified or licensed and in good standing as a foreign corporation authorized to do business in each jurisdiction where the nature of the business transacted by it or the character of its properties owned or leased makes such qualification or licensing necessary except where failure to so qualify would not, individually or in the aggregate, have a material adverse affect on its business, properties, or condition, financial or otherwise.

         4. No authorization, approval or consent of any governmental or regulatory body is necessary or required in connection with the lawful execution and delivery by the Company of the Agreement or the lawful offering, issuance and sale of the Notes, and no designation, filing, declaration, registration and/or qualification with any governmental authority is required by the Company in connection with such offer, issuance and sale.

         5. The issuance and sale of the Notes and the execution, delivery and performance by the Company of the Agreement will not conflict with, or result in any breach or violation of any of the provisions of, or constitute a default under, or result in the creation of any Lien on the property of the Company or any Subsidiary pursuant to, (i) the provisions of the Certificate of Incorporation or other charter document of the Company or any Subsidiary or By-laws of the Company or any Subsidiary or any loan agreement under which the Company or any Subsidiary is bound, or other agreement or instrument to which the Company or any Subsidiary is a party or by which any of them or their property is bound or (ii) any law (including usury laws) or regulation, order, writ, injunction or decree of any court or governmental authority applicable to the Company.

         6. There are no actions, suits or proceedings pending or, to the best of such counsel's knowledge after due inquiry, threatened against, or affecting the Company or its Subsidiaries, at law or in equity or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which are likely to result, either individually or in the aggregate, in any material adverse change in the business, properties, operations or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole.

         7. All of the issued and outstanding shares of capital stock of each Subsidiary have been duly and validly issued, are fully paid and nonassessable and, to the knowledge of such counsel, are owned by the Company free and clear of any Lien.

         8. The issuance of the Notes and the use of the proceeds of the sale of the Notes do not violate or conflict with Regulation G, T, U or X of the Board of Governors of the Federal Reserve System (12 C.F.R., Chapter II).

         9. Neither the Company nor any Subsidiary is: (i) a "public utility company" or a "holding company," or an "affiliate" or a "subsidiary company" of a "holding company," or an "affiliate" of such a "subsidiary company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) a "public utility" as defined in the Federal Power Act, as amended, or (iii) an "investment company" or an "affiliated person" thereof or an "affiliated person" of any such "affiliated person," as such terms are defined in the Investment Company Act of 1940, as amended.

The opinion of Honigman, Miller, Schwartz and Cohn shall cover such other matters relating to the sale of the Notes as the Purchaser may reasonably request. With respect to matters of fact on which such opinion is based, such counsel shall be entitled to rely on appropriate certificates of public officials and officers of the Company and with respect to matters governed by the laws of any jurisdiction other than the United States of America and the State of Illinois, such counsel may rely upon the opinions of counsel deemed (and stated in their opinion to be deemed) by them to be competent and reliable. The opinion of Honigman, Miller, Schwartz and Cohn shall provide that such opinion may be relied upon by the Purchaser and its counsel and (i) in connection with enforcement of obligations of the Company under the Notes and the Note Agreement, (ii) in response to a subpoena or other legal process,
(iii) as otherwise required by applicable law or regulation or (iv) in connection with the sale or transfer of any of the Notes to a subsequent purchaser or transferee.





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